Exhibit 10.1

Execution Version
MASTER TRANSACTION AGREEMENT
dated as of August 16, 2022
between
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY
(referred to as the Ceding Company)
and
FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
(referred to as the Reinsurer)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS IDENTIFIED HEREIN WITH “[***].” SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

i

EXHIBITS
Exhibit A    Form of Reinsurance Agreement
Exhibit B    Form of Guarantee
Exhibit C    Investment Management Agreement Term Sheet

SCHEDULES
Schedule 1.01(a)    Agreed Accounting Principles
Schedule 1.01(b)    Ceding Company Knowledge Persons
Schedule 1.01(c)    Reinsurer Knowledge Persons
Schedule 1.01(d)    Ceding Commission Adjustment
Schedule 1.01(e)    Agreed Investment Assets
Schedule 1.01(f)    Potential Investment Assets
Schedule 1.01(g)    Asset List
Schedule 3.12(g)(i)    M&E Fees
Schedule 3.12(g)(ii)    12b-1 Fees
Schedule 3.12(g)(iii)    Revenue Sharing Fees
Schedule 3.12(h)    EIM Administrative Fee
Schedule 3.15        Specified Data
Schedule 4.01        Additional Reinsurer Representations and Warranties
Schedule 7.02(c)    Reinsurer Governmental Approvals

This MASTER TRANSACTION AGREEMENT (including all schedules and exhibits hereto, this “Agreement”), dated as of August 16, 2022, is made by and between Equitable Financial Life Insurance Company, a New York-domiciled insurance company (the “Ceding Company”), and First Allmerica Financial Life Insurance Company, a Massachusetts-domiciled insurance company (the “Reinsurer”). Each of the Ceding Company and the Reinsurer shall be referred to herein as a “Party” and, together, the “Parties”.
PRELIMINARY STATEMENTS
A.    Upon the terms and subject to the conditions of this Agreement and the other Transaction Agreements, the Parties desire to enter into an indemnity coinsurance transaction for the Group EQUI-VEST® deferred variable annuity contracts issued by the Ceding Company between 1980 and 2008, pursuant to which the Ceding Company will cede a 50% quota share of all liabilities related to such business; and
B.    in order to effectuate the foregoing, upon consummation of the transactions contemplated by this Agreement, (i) the Ceding Company and the Reinsurer will enter into the Coinsurance and Modified Coinsurance Agreement, substantially in the form attached as Exhibit A hereto (the “Reinsurance Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Reinsurer will reinsure, on a combined coinsurance and modified coinsurance basis, certain liabilities of the Ceding Company arising under the Business (as hereinafter defined); (ii) the Ceding Company, the Reinsurer and the Trustee (as defined in the Reinsurance Agreement) will enter into the Trust Agreement (as hereinafter defined), pursuant to which, upon the terms and subject to the conditions set forth therein, the Reinsurer will establish with the Trustee a trust account for the sole benefit of the Ceding Company (the “Trust Account”), (iii) Commonwealth Annuity and Life Insurance Company will enter into a Guarantee (as defined below) pursuant to which Commonwealth Annuity and Life Insurance Company and any other Guarantor (as defined below) under the Guarantee from time to time will guaranty the Reinsurer’s payment obligations and obligations to transfer amounts to the Trust Account pursuant to Section 5.7(c)(i) of the Reinsurance Agreement, (iv) the Reinsurer will enter into the Investment Management Agreement (as defined below) with AllianceBernstein L.P., (v) Equitable Holdings, Inc., the parent company of the Ceding Company, and the Reinsurer will enter into the IMA Letter Agreement (as defined below), and (vi) [***].
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties to this Agreement agree as follows:
Article I
DEFINITIONS
Section 1.01Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.
“12b-1 Fees” means all revenue sharing fees, service fees, distribution fees and other amounts from or in respect of any mutual fund organization’s mutual funds as funding vehicles to the extent attributable to the Reinsured Contracts received or receivable by the Ceding Company or any of its Affiliates, in each case solely to the extent constituting amounts pursuant to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended.
“Action” means any claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand or other proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Actuarial Appraisal” shall have the meaning set forth in Section 3.10.
“Additional Dispute Matters” shall have the meaning set forth in Section 2.04(e)(iii).
“Adjusted Ceding Commission” means the Ceding Commission, as adjusted as of the Closing by (i) adding the Ceding Commission Adjustment Amount, as set forth on Schedule 1.01(d) hereto, to the Ceding Commission, and (ii) thereafter reducing by $5.6 million for every month (pro rated for any incomplete month on the basis of the number of days actually elapsed in such month against the total number of days in such month) between January 1, 2022 and the date on which the Effective Time (as defined in the Reinsurance Agreement) occurs.
“Adjustment Report” shall have the meaning set forth in Section 2.04(e)(iv).
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“Agreed Accounting Principles” means the accounting principles, procedures and methodologies set forth on Schedule 1.01(a).
“Agreed Investment Assets” means the assets listed on Schedule 1.01(e).
“Agreement” shall have the meaning set forth in the preamble hereto.
“Applicable Privacy Laws” means any applicable Laws relating to the processing of Non-Public Personal Information gathered, collected or used by the Ceding Company or any of its Affiliates or their respective employees, agents or contractors in the course of the operations of the Reinsured Contracts.
“Asset List” means a list of assets to be transferred to the Trust Account that will be determined in accordance with Schedule 1.01(g).
“Binder” shall have the meaning set forth in Section 5.03(d).
“Books and Records” means all originals or copies of all books and records and other information in the possession, custody or control of the Ceding Company or any of its Affiliates that relate to the Reinsured Liabilities, the Reinsured Contracts or the Separate Accounts, including administrative records, claim records, contract files, sales records, underwriting records, financial and accounting (including investment accounting) records, actuarial reports, analyses and memoranda, reinsurance records, compliance records, records relating to the underlying investment funds in which the assets supporting reserves related to the Reinsured Contracts in the Separate Accounts are invested and other records, in whatever form maintained, but excluding certificates of incorporation, bylaws, corporate seals, minute books and other corporate records relating to the corporate organization or capitalization of the Ceding Company or its Affiliates, Tax Returns or Tax records (other than with respect to transfer Taxes, premium Taxes and similar Taxes that relate to the Reinsured Contracts and the Separate Accounts), records of any employee of the Ceding Company or its Affiliates, benefit plan records with respect to any employee of the Ceding Company or its Affiliates, and books and records that are subject to the attorney-client, work product, or other similar privilege or doctrine, it being understood that the Ceding Company shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information) that would enable any such item to be provided to the Reinsurer without impinging on the ability to assert such privilege.

“Burdensome Condition” means any condition, limitation or qualification imposed by a Governmental Authority on its grant of any consent, authorization, order, approval or exemption that a Party seeks to obtain in connection with the transactions contemplated by this Agreement that, individually or in the aggregate with all such conditions, limitations or qualifications, would or would reasonably be expected to (a) with respect to the Ceding Company, (i) have a material adverse effect on the business, results of operations or financial condition of the Ceding Company and its Affiliates, taken as a whole, or (ii) require or involve any modification of any Transaction Agreement that is or would reasonably be expected to be adverse to a material extent to any Ceding Company Party, and (b) with respect to the Reinsurer, (i) have a material adverse effect on the business, results of operations or financial condition of the Reinsurer and its Affiliates, taken as a whole, (ii) require or involve any modification of any Transaction Agreement that is or would reasonably be expected to be adverse to a material extent to any Reinsurer Party or (iii) require the Reinsurer or any of its Affiliates to make or obtain any consent, approval, waiver, authorization, notice or filing with the New York Department of Financial Services, other than de minimis information requests.
“Business” means the marketing, underwriting, selling, distributing, delivering, issuing, insuring, cancelling and administering of the Reinsured Contracts (including General Account Liabilities and Separate Account Liabilities (each as defined under the Reinsurance Agreement)).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York or Boston, Massachusetts are required or authorized by Law to be closed.
“Business Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Business, taken as a whole (after taking into account insurance recoveries and indemnification obligations by third parties, and tax benefits in respect thereof); provided that none of the following (or the results thereof) shall constitute or be deemed to contribute to a Business Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse fact, circumstance, change or effect arising out of, resulting from or attributable to (i) changes in the U.S. or global economy or capital or financial markets, including changes in interest or exchange rates or changes in equity markets (including the value of equities traded in equity markets) and corresponding changes in the value of the Investment Assets of the Ceding Company (including the Business), (ii) political conditions generally and any natural disasters, man-made disasters, pandemics, epidemics, outbreak of disease, hostilities, acts of war, sabotage, terrorism, military actions or other force majeure events, (iii) any occurrence or condition generally affecting participants in the U.S. life and annuity insurance or reinsurance industry, (iv) the execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement or the other Transaction Agreements, or the announcement of, or consummation of, any of the transactions contemplated hereby, and the identity or facts related to the Reinsurer or actions taken by the Reinsurer in breach of this Agreement, (v) any changes or prospective changes in Law, GAAP or SAP, or the enforcement or interpretation thereof, (vi) any action taken by the Ceding Company or its Affiliates at the express written request of the Reinsurer, (vii) any change (or threatened change) in the credit, financial strength or other ratings of the Ceding Company or any of its Affiliates (provided that this clause (vii) shall not by itself exclude the underlying cause of any such change or threatened change), (viii) changes in the value of any of the Investment Assets of the Ceding Company (provided that this clause (viii) shall not by itself exclude the underlying cause of any such change) or (ix) any failure by the Ceding Company to achieve any earnings, premiums written or other financial projections or forecasts (provided that this clause (ix) shall not by itself exclude the underlying cause of any such failure); provided that, notwithstanding the foregoing, with respect to clauses (i), (ii), (iii) and (v), such fact, circumstance, change or effect shall be taken into account in determining whether a Business Material Adverse Effect has occurred or would be reasonably likely to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Ceding Company or the Business as compared to insurance companies operating in the United States engaged in business similar to the Business; or (b) a material impairment or delay of the ability of the Ceding Company or any of its Affiliates to perform any of their material obligations under this Agreement or the Transaction Agreements, including consummation of the transactions contemplated hereby or thereby.
“Capital Stock” means any capital stock of, or other type of equity ownership interest in, as applicable, a Person.
“Cash Surrender Value” shall have the meaning set forth in the Reinsurance Agreement.
“Ceding Commission” means $1,238,500,000 (one billion two hundred thirty-eight million five hundred thousand dollars).
“Ceding Commission Adjustment Amount” has the meaning set forth in Schedule 1.01(d).
“Ceding Company” shall have the meaning set forth in the preamble hereto.
“Ceding Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Ceding Company to the Reinsurer in connection with the execution and delivery of this Agreement.
“Ceding Company Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Incorporation and Authority of the Ceding Company), the second sentence of Section 3.03 (Consents and Approvals), Section 3.11 (Brokers), and Section 3.17 (Investment Assets).
“Ceding Company Indemnified Persons” shall have the meaning set forth in Section 9.02(b).
“Ceding Company Names and Marks” shall have the meaning set forth in Section 6.03.
“Ceding Company Party” means the Ceding Company or any Affiliate of the Ceding Company that is a party to any Transaction Agreement, if any.
“Claim Notice” shall have the meaning set forth in Section 9.05(a).
“Closing” shall have the meaning set forth in Section 2.01.
“Closing Date” shall have the meaning set forth in Section 2.01.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall have the meaning set forth in Section 6.01(a).
“Contract” means, with respect to any Person, any agreement, contract, lease, mortgage, indenture, note, bond, loan, license, instrument or other legally binding arrangement or agreement, whether written or oral, to which such Person is a party or is otherwise subject or bound.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“Customer” means the policyholders, contractholders, insureds and annuitants of Reinsured Contracts.
“Data Breach” means any unauthorized processing or access to Non-Public Personal Information, or any failures, crashes, security breaches, use, or disclosure, or other adverse events or incidents related to Non-Public Personal Information, that would require notification to any Person or Governmental Authority under Applicable Privacy Laws.
“Data Room” means the electronic data site titled “Project Explorer” established by the Ceding Company and maintained by Donnelley Financial Solutions Venue.
“Deductible” shall have the meaning set forth in Section 9.03(a).
“Dispute Notice” shall have the meaning set forth in Section 2.04(e)(i).
“Effective Time” shall have the meaning set forth in Section 2.01.
“EIM” shall have the meaning set forth in the Reinsurance Agreement.
“EIM Administrative Fees” shall have the meaning set forth in the Reinsurance Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Adjusted Ceding Commission” shall have the meaning set forth in Section 2.03(a).
“Estimated Closing Statement” shall have the meaning set forth in Section 2.03(a).
“Estimated Initial Premium” shall have the meaning set forth in Section 2.03(a).
“Estimated Initial Required Balance” shall have the meaning set forth in Section 2.03(a).
“Estimated Transferred Asset Value” shall have the meaning set forth in Section 2.03(a).
“Fair Market Value” shall have the meaning set forth in the Reinsurance Agreement.
“Final Adjusted Ceding Commission” shall have the meaning set forth in Section 2.04(f).
“Final Closing Statement” shall have the meaning set forth in Section 2.04(f).
“Final Initial Premium” shall have the meaning set forth in Section 2.04(f).
“Final Initial Required Balance” shall have the meaning set forth in Section 2.04(f).
“Final Transferred Asset Value” shall have the meaning set forth in Section 2.04(f).
“Financial Statements” shall have the meaning set forth in Section 3.04(a).

“Fraud” means an actual fraud involving a knowing and intentional misrepresentation by a Person made with the express intent of inducing any other party to enter into this Agreement or any other Transaction Agreement and upon which such other party has relied to its detriment; provided, however, “Fraud” shall not include any fraud claim based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory.
“GAAP” means the accounting principles and practices generally accepted in the United States at the relevant time.
“GA Re Financial Statements” shall have the meaning set forth in Schedule 4.01.
“General Account Liabilities” shall have the meaning set forth in the Reinsurance Agreement.
“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Authority.
“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body, board or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body having jurisdiction over a Party.
“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Guarantee” means the Guarantee, to be entered into on the Closing Date, by the Guarantor in favor of the Ceding Company, substantially in the form attached as Exhibit B.
“Guarantor” means Commonwealth Annuity and Life Insurance Company, a corporation organized under the laws of Massachusetts, and any other “Guarantor” under the Guarantee from time to time.

“IMA Letter Agreement” means the termination letter agreement, to be entered into on the Closing Date, by and between Equitable Holdings, Inc., the parent company of the Ceding Company, and the Reinsurer, substantially consistent with the term sheet attached as Exhibit C hereto.
“Indemnifiable Losses” shall have the meaning set forth in Section 9.04(a).
“Indemnitee” shall have the meaning set forth in Section 9.04(b).
“Indemnitor” shall have the meaning set forth in Section 9.04(c).
“Indemnity Payment” shall have the meaning set forth in Section 9.04(d).
“Independent Accounting Firm” shall have the meaning set forth in Section 2.04(e)(iii).
“Interest Rate” means the sum of (a) [***] basis points (expressed as a rate per annum) plus (b) the annual yield rate, on the date to which the [***] Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of [***] months, as such rate is published under the “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

“Initial Premium” shall have the meaning set forth in the Reinsurance Agreement.
“Initial Required Balance” shall have the meaning set forth in the Reinsurance Agreement.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.
“Investment Assets” means those investment assets that are ultimately selected as Transferred Assets pursuant to the provisions of Section 2.03.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Management Agreement” means the Discretionary Investment Advisory Agreement, to be entered into on the Closing Date, by and between the Reinsurer and AllianceBernstein L.P., substantially consistent with the term sheet attached as Exhibit C hereto.
“IRS” shall have the meaning set forth in Section 3.14(d).
“Knowledge” means: (a) in the case of the Ceding Company, the actual knowledge, after reasonable inquiry, of those Persons listed on Schedule 1.01(b) and (b) in the case of the Reinsurer, the actual knowledge, after reasonable inquiry, of those Persons listed on Schedule 1.01(c).
“Law” means any United States or non-United States federal, state or local statute, law, ordinance, rule, regulation, code, administrative interpretation or principle of common law or equity imposed by or on behalf of a Governmental Authority and any Governmental Order.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, attachment, security interest or other similar encumbrance or lien, except (a) such generally applicable restrictions as may be contained in any insurance applicable Law and (b) with respect to Investment Assets, any Lien created or imposed by the Trust Agreement and any other customary interests of nominees, custodians, brokers, clearinghouses or similar intermediaries in connection with investment assets or under applicable securities Laws.
“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents).
“M&E Fees” means all mortality and expense risk charges, administrative expense charges, rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately for the Reinsured Contracts, and any other charges, fees, and similar amounts from the Separate Accounts received or receivable by the Ceding Company with respect to the Reinsured Contracts.
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“Non-Public Personal Information” means any non-public personally identifiable information concerning or relating to the Ceding Company’s past, current or prospective applicants, customers, clients, policy owners, contract holders, insureds, claimants, and beneficiaries of Reinsured Contracts or other contracts issued by the Ceding Company, and its representatives that is protected by Applicable Privacy Law, including (a) “non-public personal information” as that term is defined in the Gramm-Leach-Bliley Act, as amended, and implementing regulations, 15 U.S.C. § 6809(4) or “protected health information” as defined in 45 C.F.R. § 160.103; and (b) “Personal Information” as defined in the California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5); provided, that information that is otherwise publicly available shall not be considered “Non-Public Personal Information”; and, provided, further, that “Non-Public Personal Information” does not include de-identified personal data, (i.e., information that does not identify, or could not reasonably be associated with, an individual).
“Outside Date” shall have the meaning set forth in Section 8.01(b).
“Party” or “Parties” shall have the meanings set forth in the preamble hereto.
“Permit” means any license, permit, order, approval, consent, registration, membership, authorization or qualification under any applicable Law or with any Governmental Authority or under any industry or non-governmental self-regulatory organization.
“Permitted Liens” means customary interests of nominees, custodians, brokers, clearinghouses or similar intermediaries in connection with investment assets or restrictions or limitations on transfer under applicable securities Laws.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, joint-stock company, trust, governmental, judicial or regulatory body, business unit, division, association or organization or other entity.
“Potential Investment Assets” shall have the meaning set forth in Schedule 1.01(f).
“Producer” means any broker, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of the Ceding Company or its Affiliates, responsible for writing, marketing, producing, selling or soliciting Reinsured Contracts.
“Quota Share” means fifty percent (50%).
“Registered Separate Account” shall have the meaning set forth in Section 3.12(c).
“Reinsurance Agreement” shall have the meaning set forth in the recitals hereto.
“Reinsured Contracts” shall have the meaning set forth in the Reinsurance Agreement.
“Reinsured Liabilities” shall have the meaning set forth in the Reinsurance Agreement.
“Reinsurer” shall have the meaning set forth in the preamble hereto.
“Reinsurer Business Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the business of the Reinsurer, taken as a whole (after taking into account insurance recoveries and indemnification obligations by third parties, and tax benefits in respect thereof); provided that none of the following (or the results thereof) shall constitute or be deemed to contribute to a Reinsurer Business Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Reinsurer Business Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse fact, circumstance, change or effect arising out of, resulting from or attributable to (a) changes in the U.S. or global economy or capital or financial markets, including changes in interest or exchange rates or changes in equity markets (including the value of equities traded in equity markets) and corresponding changes in the value of the investment assets of the Reinsurer, (b) political conditions generally and any natural disasters, man-made disasters, pandemics, epidemics, outbreak of disease, hostilities, acts of war, sabotage, terrorism, military actions or other force majeure events, (c) any occurrence or condition generally affecting participants in the U.S. life and annuity insurance or reinsurance industry, (d) the execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement or the other Transaction Agreements, or the announcement of, or consummation of, any of the transactions contemplated hereby, and the identity or facts related to the Ceding Company or actions taken by the Ceding Company in breach of this Agreement, (e) any changes or prospective changes in Law, GAAP or SAP, or the enforcement or interpretation thereof, (f) any action taken by the Reinsurer or its Affiliates at the express written request of the Ceding Company, (g) any change (or threatened change) in the credit, financial strength or other ratings of the Reinsurer or any of its Affiliates (provided that this clause (g) shall not by itself exclude the underlying cause of any such change or threatened change), (h) changes in the value of any of the investment assets of the Reinsurer (provided that this clause (h) shall not by itself exclude the underlying cause of any such change) or (i) any failure by the Reinsurer to achieve any earnings, premiums written or other financial projections or forecasts (provided that this clause (i) shall not by itself exclude the underlying cause of any such failure); provided that, notwithstanding the foregoing, with respect to clauses (a), (b), (c) and (e), such fact, circumstance, change or effect shall be taken into account in determining whether a Reinsurer Business Material Adverse Effect has occurred or would be reasonably likely to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Reinsurer or its business as compared to insurance companies operating in the United States engaged in business similar to the Reinsurer’s business.
“Reinsurer Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Reinsurer to the Ceding Company in connection with the execution and delivery of this Agreement.
“Reinsurer Financial Statements” shall have the meaning set forth in Section 4.07.
“Reinsurer Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Incorporation and Authority of the Reinsurer), the second sentence of Section 4.03 (Consents and Approvals), Section 4.05 (Solvency) and Section 4.09 (Brokers).
“Reinsurer Indemnified Persons” shall have the meaning set forth in Section 9.02(a).
“Reinsurer Material Adverse Effect” means a material impairment or delay of the ability of the Reinsurer or any of its Affiliates to perform their respective material obligations under this Agreement or the Transaction Agreements, including consummation of the transactions contemplated hereby or thereby.
“Reinsurer Names and Marks” shall have the meaning set forth in Section 6.03.
“Reinsurer Party” means the Reinsurer or any Affiliate of the Reinsurer that is a party to any Transaction Agreement.

“Related Plan” shall have the meaning set forth in Section 3.14(a).
“Representative” of a Person means such Person’s Affiliates and the directors, officers, employees, advisors, agents, stockholders or other equity holders or investors, consultants, independent accountants, investment bankers, counsel, advisors or other representatives of such Person and of such Person’s Affiliates.
“Resolution Period” shall have the meaning set forth in Section 2.04(e)(iii).
“Resolution Process” means, with respect to any condition, limitation or qualification that if imposed by a Governmental Authority in connection with any Permit, order, consent, approval or authorization relating to the consummation of the transactions contemplated by the Transaction Agreements would result in a Burdensome Condition, a process by which the Ceding Company and the Reinsurer will meet in order to: (a) exchange and review their respective views as to such condition, limitation or qualification; (b) discuss in good faith potential approaches that would avoid such condition, limitation or qualification or mitigate its impact; and (c) negotiate in good faith with respect to any potential modification of the terms of this Agreement or the other Transaction Agreements, on mutually acceptable terms and on an equitable basis, in a way that would substantially eliminate any such condition, limitation or qualification or sufficiently mitigate its adverse effect so that it would no longer constitute a Burdensome Condition hereunder; provided that neither the Ceding Company nor the Reinsurer shall be required to enter into an amendment or modification of this Agreement or any other Transaction Agreement solely by virtue of engaging in such Resolution Process.
“Retrocession Agreement” means that certain retrocession agreement between the Reinsurer and Global Atlantic Re Limited relating to the retrocession of a portion of the Business and to be entered into on the Closing Date.
“Revenue Sharing Fees” means all revenue sharing fees, service fees, distribution fees and other amounts from or in respect of any mutual fund organization’s mutual funds as funding vehicles to the extent attributable to the Reinsured Contracts received or receivable by the Ceding Company or any of its Affiliates, in each case other than 12b-1 Fees.
“Review Period” shall have the meaning set forth in Section 2.04(e).
“SAP” means, with respect to either Party, the statutory accounting principles prescribed by the Insurance Regulator for the jurisdiction in which such insurance company is domiciled consistently applied.
“Securities Act” means the Securities Act of 1933.
“Separate Account Annual Statements” shall have the meaning set forth in Section 3.04(d).
“Separate Account Liabilities” shall have the meaning set forth in the Reinsurance Agreement.
“Separate Accounts” shall have the meaning set forth in Section 3.12(a).
“Solvent” shall have the meaning set forth in Section 4.05.
“Specified Data” shall mean the information listed in Schedule 3.15.
“Subject Closing Statement” shall have the meaning set forth in Section 2.04(d).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.
“Tax” or “Taxes” means all income, premium, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes, (whether payable directly or by withholding) imposed by any Tax Authority, together with any interest and any penalties thereon or additional amounts with respect thereto; provided that any guarantee fund assessment or escheatment obligation shall not be treated as a Tax.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Returns” means all returns, reports and claims for refunds (including elections, declarations, disclosures, schedules and information returns) required to be supplied to a Tax Authority relating to Taxes and, in each case, any amendments thereto.
“Third Party Actuary” means Milliman, Inc.
“Third Party Claim” shall have the meaning set forth in Section 9.04(e).
“Threshold Amount” shall have the meaning set forth in Section 9.03(a).
“Transaction Agreements” means, collectively, this Agreement, the Reinsurance Agreement, the Guarantee, the Investment Management Agreement, the IMA Letter Agreement, the Trust Agreement, [***] and the Retrocession Agreement.
“Transferred Asset Value” means the aggregate Fair Market Value of the Transferred Assets determined in accordance with the definition of “Fair Market Value” as of the Closing Date.
“Transferred Assets” shall have the meaning set forth in Section 2.03(a).
“Trust Account” shall have the meaning set forth in the recitals hereto.
“Trust Agreement” means that certain Trust Agreement by and among the Reinsurer, the Ceding Company and the Trustee, substantially in the form attached as Exhibit 2 to the Reinsurance Agreement.
“Trustee” shall have the meaning set forth in the Reinsurance Agreement.
“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or a failure to act undertaken by the breaching Person with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Person’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

“Willkie” shall have the meaning set forth in Section 6.05.
Article II
TRANSACTIONS TO BE EFFECTUATED AT CLOSING
Section 1.02Closing. The closing of the transactions contemplated by this Agreement to be then completed, including entry into the Reinsurance Agreement and the Trust Agreement (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Willkie Farr & Gallagher LLP, 787 7th Avenue, New York, New York 10019 (or such other place as the Ceding Company and the Reinsurer may agree in writing), on such date that is the first Business Day of the month immediately following the month during which each of the conditions set forth in Section 7.01 and Section 7.02 are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and in any event following October 1, 2022 (and not earlier than such date). The date on which the Closing takes place shall be the “Closing Date.” The transactions contemplated hereby to be completed at the Closing shall be deemed to have been consummated and become effective for all purposes as of 12:01 a.m., New York City time, on the first day of month in which the Closing occurs (the “Effective Time”).
Section 1.03Ceding Commission. Subject to the satisfaction or waiver of all of the conditions to the Closing set forth in Section 7.01 and Section 7.02, and subject to the terms and conditions set forth in this Agreement and the Reinsurance Agreement, at the Closing, (i) the Ceding Company will cede to the Reinsurer, and the Reinsurer shall reinsure, the Quota Share of the Reinsured Liabilities, (ii) the Ceding Company shall pay to the Reinsurer the Initial Premium and (iii) the Reinsurer shall pay to the Ceding Company the Adjusted Ceding Commission, which will reduce the amount of the Initial Premium paid by the Ceding Company to the Reinsurer.
Section 1.04Estimated Closing Statement; Investment Asset Selection.
(a)No later than eight (8) calendar days prior to the anticipated Closing Date, the Ceding Company shall deliver to the Reinsurer a statement (the “Estimated Closing Statement”) setting forth: (i) the Ceding Company’s good faith estimate of the Initial Premium (as defined in the Reinsurance Agreement) as of the Effective Time (the “Estimated Initial Premium”) and the Adjusted Ceding Commission (the “Estimated Adjusted Ceding Commission”) applied as a reduction to the Initial Premium; (ii) the Asset List constituting the “Transferred Assets”; (iii) a statement setting forth the Ceding Company’s good faith estimate of the Initial Required Balance (as defined in the Reinsurance Agreement) as of the Closing Date (the “Estimated Initial Required Balance”), (iv) the Ceding Company’s good faith estimate of the Fair Market Value, determined in accordance with the definition of “Fair Market Value”, of each of the Investment Assets set forth on the Asset List as of the Closing Date, constituting, in the aggregate, the “Estimated Transferred Asset Value” and (v) a proposed, in good faith, amortization schedule for the Transaction IMR Amount (as defined in the Reinsurance Agreement), prepared in accordance with SAP applicable to the Ceding Company.
(b)Each component of the Estimated Closing Statement will be prepared in good faith as of the Effective Time on the Closing Date and in accordance with the Agreed Accounting Principles, as well as, in the case of the Estimated Adjusted Ceding Commission, Schedule 1.01(d). During the period between the delivery of the Estimated Closing Statement and the Closing, the Ceding Company and the Reinsurer shall cooperate and seek in good faith to correct any errors or mistakes in the preparation of, and any inaccuracies of any items reflected in, the Estimated Closing Statement and, if applicable, the Estimated Closing Statement as revised pursuant to such discussions between the Ceding Company and the Reinsurer shall thereafter be deemed the Estimated Closing Statement for all purposes hereunder; provided, however, that if the Ceding Company and the Reinsurer do not reach agreement with respect to any such corrections during such period for any reason, then the Estimated Closing Statement delivered by the Ceding Company shall be the Estimated Closing Statement for all purposes hereunder.
Section 1.05Final Closing Statement.
(a)The Final Initial Premium (which shall be determined after reducing such amount by the Final Adjusted Ceding Commission), the Final Transferred Asset Value and the Final Initial Required Balance shall be determined as set forth in this Section 2.04 and in accordance with the Agreed Accounting Principles.
(b)Within five (5) Business Days after the determination of the Final Initial Premium, the Final Transferred Asset Value and the Final Initial Required Balance in accordance with this Section 2.04:
(i)If the Final Initial Premium exceeds the Estimated Initial Premium, the Ceding Company shall pay to the Reinsurer or its designee an amount equal to such excess;
(ii)If the Estimated Initial Premium exceeds the Final Initial Premium, the Reinsurer shall pay to the Ceding Company or its designee an amount equal to such excess;
(iii)If the Final Transferred Asset Value exceeds the Estimated Transferred Asset Value, the Reinsurer shall pay to the Ceding Company or its designee an amount equal to such excess; and
(iv)If the Estimated Transferred Asset Value exceeds the Final Transferred Asset Value, the Ceding Company shall pay to the Reinsurer or its designee an amount equal to such excess.
For the avoidance of doubt, the aggregate payments (if any) required by (x) the Ceding Company, pursuant to Section 2.04(b)(i) and/or Section 2.04(b)(iv), on the one hand and (y) the Reinsurer, pursuant to Section 2.04(b)(ii) and/or Section 2.04(b)(iii), on the other hand, may be net settled against one another, and interest will accrue on each payment at the Interest Rate for the period from and including the Closing Date to but not including the date of payment.
(c)Payments pursuant to Section 2.04(b) shall be made in cash or investment assets as mutually agreed between the applicable payee and the payor, and any investment assets shall be transferred with valid legal title free and clear of all Liens other than Permitted Liens. The payor shall estimate in good faith the Fair Market Value of any investment assets to be transferred in connection therewith, and each of the Parties shall use reasonable best efforts to agree to the actual Fair Market Value as promptly as possible thereafter in a manner consistent with, and based upon, the Fair Market Value Methodologies attached as Schedule G to the Reinsurance Agreement, and (x) if the Fair Market Value of any such investment assets is greater than the estimate made by the payor, the payee shall make any subsequent payments that may be required to address such difference within five (5) Business Days after such determination, and (y) if the Fair Market Value of any such investment assets is less than the estimate made by the payor, the payor shall, make any subsequent payments that may be required to address such difference within five (5) Business Days after such determination in each case with interest accruing on such amount at the Interest Rate for the period from and including the date of payment pursuant to Section 2.04(b) to but not including the date of payment.

(d)No later than sixty (60) calendar days after the Closing Date, the Ceding Company shall deliver to the Reinsurer a statement (the “Subject Closing Statement”) setting forth (i) the Ceding Company’s good faith calculation of the Initial Premium as of the Effective Time and the Adjusted Ceding Commission as of the Closing Date applied as a reduction to the Initial Premium, (ii) the Ceding Company’s good faith calculation of the Transferred Asset Value of each Transferred Asset and the aggregate Transferred Asset Value of all Transferred Assets as of the Closing Date, (iii) the Ceding Company’s good faith calculation of the Initial Required Balance as of the Closing Date, and (iv) the amortization schedule for the Transaction IMR Amount (as defined in the Reinsurance Agreement), prepared in accordance with SAP applicable to the Ceding Company. The Subject Closing Statement will be prepared in good faith in accordance with the Agreed Accounting Principles and will be in the same format as the Estimated Closing Statement, as well as, in the case of the Adjusted Ceding Commission, Schedule 1.01(d). During the period following Closing prior to the delivery of the Subject Closing Statement, the Ceding Company and the Reinsurer shall cooperate and the Ceding Company shall take into account in preparing the Subject Closing Statement any errors or mistakes in the preparation of, and any inaccuracies of any items reflected in, the Estimated Closing Statement or any corrections, adjustments, additional information and details, updated calculations or similar information, if any, brought to its attention by the Reinsurer.
(e)The Reinsurer shall have sixty (60) calendar days after the date on which the Subject Closing Statement is delivered to it to review the Subject Closing Statement and the calculations set forth therein (the “Review Period”). In furtherance of such review, the Ceding Company shall provide the Reinsurer and its Representatives with such access to the employees and Representatives of the Ceding Company and to such documentation, records and other information of the Ceding Company that the Reinsurer or any of its Representatives may reasonably request; provided that such access does not unreasonably interfere with the conduct of the business of the Ceding Company or its Affiliates; provided further that the independent accountants and actuaries of the Ceding Company will not be obligated to make any work papers available to the Reinsurer, unless and until the Reinsurer has signed a customary confidentiality/non-reliance agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants and actuaries, as applicable.
(v)If the Reinsurer disagrees with the Subject Closing Statement (including any amount or computation set forth therein), the Reinsurer may, on or prior to the last day of the Review Period, deliver a notice to the Ceding Company setting forth, in reasonable detail, each disputed item or amount and the basis for the Reinsurer’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item or amount, the Reinsurer’s position as to the correct amount or computation that should have been included in the Subject Closing Statement. The Parties will pay any undisputed amount upon receipt of the Dispute Notice in accordance with the requirements set forth in Section 2.04(b).
(vi)If no Dispute Notice is received by the Ceding Company with respect to any matter in the Subject Closing Statement on or prior to the last day of the Review Period, the amount or computation with respect to such matters as set forth in the Subject Closing Statement shall be deemed accepted by the Reinsurer, whereupon the amount or computation of such matter or matters shall be final and binding on the Parties.
(vii)For a period of thirty (30) calendar days (the “Resolution Period”) beginning on the date that the Ceding Company receives a Dispute Notice, if any, the Reinsurer and the Ceding Company shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice, as well as any matters related to the Subject Closing Statement raised by the Ceding Company that directly arise out of, or become applicable as a result of, matters identified in the Dispute Notice, to the extent such matters would be applicable if the matters in the Dispute Notice were resolved in favor of the Reinsurer, even if such matters are not directly in dispute in the Dispute Notice (the “Additional Dispute Matters”). In the event that the Parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such Resolution Period, the Reinsurer and the Ceding Company shall, within thirty (30) calendar days after the expiration of the Resolution Period, jointly engage (A) an accounting firm of national reputation as mutually agreed by the Parties (the “Independent Accounting Firm”), to make a determination with respect to all matters remaining in dispute, other than with respect to the calculation of the Cash Surrender Value, or (B) with respect to the calculation of the Cash Surrender Value, the Independent Accounting Firm; provided that if no firm is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 10.10.
(viii)The Ceding Company and the Reinsurer will direct the Independent Accounting Firm to render a determination within thirty (30) calendar days after its retention, and the Ceding Company and the Reinsurer and their respective employees and Representatives will cooperate with the Independent Accounting Firm during its engagement. The Ceding Company, on the one hand, and the Reinsurer, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s engagement, as applicable, each submit to the Independent Accounting Firm their respective computations of the disputed items or amounts identified in the Dispute Notice or as Additional Dispute Matters and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other Party. Each Party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other Party in such other Party’s initial submission, which supplemental information shall be submitted to the Independent Accounting Firm (with a copy thereof to the other Party), within five (5) Business Days after the first date on which both Parties have submitted their respective initial submissions to the Independent Accounting Firm. The Independent Accounting Firm shall thereafter be permitted to request additional or clarifying information from the Parties, and each of the Parties shall cooperate and shall cause its Representatives to cooperate with such requests of the Independent Accounting Firm. The Independent Accounting Firm shall determine, based solely on the materials so presented by the Parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice or Additional Dispute Matters and shall, within thirty (30) calendar days of its retention, render a written report to the Ceding Company and the Reinsurer (each, an “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice and the Additional Dispute Matters, determine what adjustments, if any, should be made to the amounts and computations set forth in the Subject Closing Statement solely as to the disputed items or amounts set forth in the Dispute Notice and the Additional Dispute Matters and shall determine the appropriate Initial Premium, Transferred Asset Value and the Initial Required Balance on that basis.
(ix)The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice and the Additional Dispute Matters, and the revisions, if any, to be made to the Subject Closing Statement, together with supporting calculations. In resolving any disputed item or amount, the Independent Accounting Firm (A) shall be bound to the principles of this Section 2.04 and the terms of this Agreement, (B) shall limit its review to matters specifically set forth in the Dispute Notice and the Additional Dispute Matters and (C) shall not assign a value to any matter higher than the highest value for such matter claimed by either Party or less than the lowest value for such matter claimed by either Party.
(x)All fees and expenses relating to the work of the Independent Accounting Firm shall be borne equally by the Parties. Each Adjustment Report, absent Fraud or manifest error, shall be final, binding and conclusive upon the Parties and shall be expert determinations under New York law governing expert determination and appraisal proceedings. Any claim, dispute or controversy arising out of or relating to the final determinations of the Independent Accounting Firm, including enforcement of such final determinations, shall be resolved in accordance with Section 10.10.
(c)The final form of the Subject Closing Statement as finally determined pursuant to this Section 2.04 is referred to herein as the “Final Closing Statement,” the Initial Premium calculated therefrom is referred to as the “Final Initial Premium,” the final Adjusted Ceding Commission set forth therein is referred to herein as the “Final Adjusted Ceding Commission,” the aggregate Transferred Asset Value of all Transferred Assets calculated therefrom is referred to as the “Final Transferred Asset Value” and the Initial Required Balance calculated therefrom is referred to as the “Final Initial Required Balance.”
Upon the final determination of the Final Initial Required Balance, the Parties agree to promptly make any necessary adjustments under Section 5.8(c) of the Reinsurance Agreement to the extent not reflected in any prior adjustments.
Section 1.06The Reinsurer’s Additional Closing Date Deliveries. At the Closing, the Reinsurer shall deliver, or cause to be delivered, to the Ceding Company:
(f)the certificate referred to in Section 7.01(a)(iv);
(g)the duly executed counterpart by the applicable Reinsurer Party to each Transaction Agreement (other than this Agreement) to which a Reinsurer Party is a party;
(h)[***]
(i)such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
Section 1.07The Ceding Company’s Additional Closing Date Deliveries. At the Closing, the Ceding Company shall deliver, or cause to be delivered, to the Reinsurer:
(a)the certificate referred to in Section 7.02(a)(iv);
(b)the duly executed counterpart by the applicable Ceding Company Party to each Transaction Agreement (other than this Agreement) to which a Ceding Company Party is a party; and
(c)such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE CEDING COMPANY
Subject to and as qualified by the matters set forth in the Ceding Company Disclosure Schedule pursuant to Section 10.09, the Ceding Company hereby represents and warrants to the Reinsurer as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date):
Section 1.01Incorporation and Authority of the Ceding Company
(a)The Ceding Company (i) is a New York-insurance company, duly incorporated and in good standing under the Laws of the State of New York; (ii) has full corporate power and authority to administer the Reinsured Contracts as .now conducted and to own, lease and operate its properties and assets relating to the Reinsured Contracts; and (iii) is duly qualified to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which administration of the Reinsured Contracts or the ownership, leasing or operation of its properties or assets relating to the Reinsured Contracts makes such qualification necessary, except, in the case of clause (iii), where the failure to so qualify, would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
(b)Each Ceding Company Party has all requisite corporate or other entity power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. The execution and delivery by each Ceding Company Party of the Transaction Agreements to which it is a party, and the consummation by such Ceding Company Party of the transactions contemplated by, and the performance by such Ceding Company Party of its obligations under, the Transaction Agreements have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all requisite corporate or other entity action on the part of such Ceding Company Party. Each of the Transaction Agreements to which a Ceding Company Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Ceding Company Party and, assuming due authorization, execution and delivery by each other party thereto, constitutes or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will constitute, the legal, valid and binding obligation of such Ceding Company Party, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 1.01No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.03 and Section 4.03 have been obtained or taken, as applicable, except as set forth in Section 3.02 of the Ceding Company Disclosure Schedule and except as may result from any facts or circumstances solely relating to the Reinsurer or its Affiliates (as opposed to any other third party), the execution, delivery and performance by each Ceding Company Party of, and the consummation by such Ceding Company Party of the transactions contemplated by, the Transaction Agreements do not and will not, with or without the giving of notice or passage of time or both, (a) violate or conflict with any provision of the organizational documents of such Ceding Company Party, (b) violate or conflict with any Law, or other Governmental Order or any agreement with, or condition imposed by, any Governmental Authority applicable to such Ceding Company Party or by which any of such Ceding Company Party or any of its respective properties, assets or rights is bound or subject, (c) result in any breach or violation of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets, properties or rights of such Ceding Company Party pursuant to, any contract to which such Ceding Company Party is a party, or (d) result in a breach or violation of any terms or conditions of, or result in a default under, or otherwise cause an impairment or revocation of any Permit of any Ceding Company Party used in respect of the Reinsured Contracts or the administration thereof, other than, in the case of clauses (b), (c) or (d) any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Business Material Adverse Effect.
Section 1.02Consents and Approvals. Except as set forth in Section 3.03 of the Ceding Company Disclosure Schedule, the execution and delivery by each Ceding Company Party of the Transaction Agreements do not, and the performance by such Ceding Company Party of, and the consummation by such Ceding Company Party of the transactions contemplated by, the Transaction Agreements do not, require any Governmental Approval to be obtained or made by such Ceding Company Party prior to the Closing, except for such Governmental Approvals, the failure of which to obtained or made has not, and would not, individually or in the aggregate, reasonably be expected to be material to the Business or the administration of the Reinsured Contracts or the transactions contemplated by the Transaction Agreements. Except as set forth in Section 3.03 of the Ceding Company Disclosure Schedule, the execution and delivery by each Ceding Company Party of the Transaction Agreements do not, and the performance by such Ceding Company Party of, and the consummation by such Ceding Company Party of the transactions contemplated by, the Transaction Agreements do not, require any Governmental Approval from the New York Department of Financial Services to be obtained or made by such Ceding Company Party prior to the Closing.
Section 1.03Financial Statements.
(c)The Ceding Company has made available to the Reinsurer true, complete and correct copies of the audited annual statutory financial statements of such Ceding Company as of and for each of the years ended December 31, 2019, December 31, 2020 and December 31, 2021, as filed with the New York State Department of Financial Services, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (collectively, the “Financial Statements”).
(d)The Financial Statements (1) were derived from the books and records of the Ceding Company, (2) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved and (3) present fairly, in all material respects, the statutory financial position, statutory results of operations and capital and surplus of the Ceding Company, as of their respective dates and for the respective periods covered thereby in accordance with SAP. All assets that are reflected as admitted assets in the Financial Statements, to the extent applicable, comply in all material respects with all Laws applicable to admitted assets. No material weakness has been asserted by any Governmental Authority with respect to any of the Financial Statements, other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority prior to the date hereof. Except as set forth in Section 3.04(b) of the Ceding Company Disclosure Schedule, the Ceding Company did not utilize any permitted practices in the preparation of the Financial Statements.
(e)With respect to the Business, the Ceding Company maintains books and records that (i) are in compliance with applicable Law in all material respects, and (ii) accurately present and reflect in all material respects the assets and liabilities of the Business and all transactions related thereto. The Ceding Company maintains, in all material respects, proper and adequate systems of internal accounting controls designed to provide reasonable assurance that: (A) transactions are executed with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with SAP; (C) access to its assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.
(f)The Ceding Company has made available to the Reinsurer true, complete and correct copies of the audited annual statutory financial statements of each of the Separate Accounts as of and for each of the years ended December 31, 2019, December 31, 2020 and December 31, 2021 (the “Separate Account Annual Statements”), in each case, as filed with the New York State Department of Financial Services, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith and the report of the applicable independent auditor thereon. The Separate Account Annual Statements (i) were derived from the books and records of the applicable Ceding Company, (ii) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved and (iii) present fairly, in all material respects, the statutory financial position and results of operations, changes in surplus and cash flows of such Separate Accounts, as of their respective dates and for the respective periods covered thereby in accordance with SAP. No material weakness has been asserted by any Governmental Authority in respect of the Separate Account Annual Statements other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority prior to the date hereof.
Section 1.02Absence of Certain Changes. Except as set forth in Section 3.05 of the Ceding Company Disclosure Schedule or as contemplated by the Transaction Agreements, from December 31, 2021 to the date of this Agreement, (a) the Ceding Company has conducted the Business in the ordinary course consistent with past practice, and (b) there has not occurred any event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, have had, or would reasonably be expected to have, a Business Material Adverse Effect. From December 31, 2021 to the date of this Agreement, the Ceding Company has not taken any action or failed to take any action that would have required the Reinsurer’s consent under Section 5.01 had such action or omission occurred during the period from the date hereof to Closing.
Section 1.03Absence of Litigation.
(g)Except as set forth in Section 3.06(a) of the Ceding Company Disclosure Schedule, as of the date hereof, there are no Actions (other than claims under the Reinsured Contracts within applicable policy limits in the ordinary course of business) reasonably expected to result in damages in excess of [***] dollars ($[***]) pending or, to the Knowledge of the Ceding Company, threatened against the Ceding Company in respect of the Business.
(h)There are no Actions pending or, to the Knowledge of the Ceding Company, threatened against the Ceding Company or any of its Affiliates that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of any Ceding Company Party to enter into any of the Transaction Agreements or the transactions contemplated hereby or thereby.
Section 1.01Compliance with Laws.
(i)Except as set forth in Section 3.07(a) of the Ceding Company Disclosure Schedule, since January 1, 2020, (i) the Ceding Company is not and has not been in violation of any Laws or Governmental Orders or agreement with any Governmental Authorities, in each case, applicable to it in respect of the Business, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect, and (ii) has not received any material written, or to the Knowledge of Ceding Company oral, notice or communication from any Governmental Authority regarding any actual, alleged or potential material violation of, or material failure to comply with, the terms or requirements of any applicable Law with respect to the conduct of the Business (other than ordinary course notices involving claims for benefits arising under the Reinsured Contracts).
(j)Except as set forth in Section 3.07(b) of the Ceding Company Disclosure Schedule, the Ceding Company is not a party to, or bound by, any material Governmental Order or material agreement with any Governmental Authorities, in each case, applicable to the Business.
Section 1.04Governmental Licenses and Permits.
(k)The Ceding Company owns, holds or possesses and maintains in full force and effect all material Permits from all Governmental Authorities that are necessary for the performance of its obligations under the Transaction Agreements and for it to conduct the Business and to own or use its assets and properties, to the extent used in the Business, owned and used in each of the jurisdictions in which such Business is operated and conducted, in each case, with respect to the Reinsured Contracts in each jurisdiction in which such Business is operated and conducted.
(l)Except as set forth in Section 3.08(b) of the Ceding Company Disclosure Schedule, (i) all such material Permits are valid and in full force and effect in accordance with their terms, (ii) the Ceding Company in respect of the Business is not in default or violation, in any material respect, of any of the such material Permits, (iii) since January 1, 2020, the Ceding Company has not received any written, or to the Knowledge of Ceding Company oral, notice or communication from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, the terms or requirements of any such material Permit in respect of the Business, and (iv) the Ceding Company is not the subject of any pending or, to the Knowledge of the Ceding Company, threatened Action seeking the revocation, withdrawal, suspension, limitation, termination, cancellation, modification, impairment or non-renewal of any such material Permit in respect of the Business. Subject to obtaining the consents set forth in Section 3.03 of the Ceding Company Disclosure Schedule, none of such material Permits will be subject to revocation, suspension, withdrawal, limitation, termination, cancellation, modification, impairment or non-renewal as a result of the consummation of the transactions contemplated hereby.
Section 1.04Insurance Regulatory Matters.
(m)The Ceding Company has made available to the Reinsurer (i) copies of all material reports and registrations (including registrations as a member of an insurance holding company system) and any supplements or amendments thereto filed since January 1, 2020 by the Ceding Company with respect to the Business with applicable Governmental Authorities, (ii) copies of all financial and market conduct examination reports of all applicable Governmental Authorities with respect to the Business issued since January 1, 2020, and (iii) copies of all other material correspondence, orders, inquiries, risk-based capital reports and other materials relating to the Ceding Company in respect of the Business received from or delivered to any Insurance Regulator including those relating to the Ceding Company’s accounting, actuarial, reporting and claims-handling practices since January 1, 2020 or that are in effect as of the date hereof, in each case to the extent in respect of the Business. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Governmental Authority. Except as set forth in Section 3.09(a) of the Ceding Company Disclosure Schedule, to the Knowledge of the Ceding Company, the Ceding Company is not, as of the date hereof, subject to any pending financial or market conduct examination by any applicable Governmental Authorities in respect of the Business.

(n)The Ceding Company has made available to the Reinsurer copies of all policy forms, riders, supplements, amendments and endorsements on which any Reinsured Contract has been issued on Schedule C to the Reinsurance Agreement, and all rate filings, most recent actuarial memoranda and current or most recent (as applicable) marketing materials pertaining to the Reinsured Contracts. All marketing materials, application forms, brochures, certificates and illustrations used in connection with the sale and issuance of the Reinsured Contracts are, to the extent required under applicable Law, on forms and at rates approved by the applicable Insurance Regulator or filed and not objected to by such Insurance Regulator within the period provided for objection and all such policy forms and rates comply in all material respects with applicable Law, in each case, except as would not reasonably be expected to, individually or in the aggregate, result in a Business Material Adverse Effect. No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved. Since January 1, 2020, the Reinsured Contracts have been administered in compliance in all material respects with applicable Law.
(o)Since January 1, 2020, all benefits due, paid and payable, or required to be credited, by or on behalf of any Affiliate of the Ceding Company, on the Reinsured Contracts in force on such dates have in all material respects been paid or credited, as the case may be, in accordance with the terms of such Reinsured Contracts under which they arose, and such payments, credits or provisions were not materially delinquent, except for such claims for which the Ceding Company or any Affiliate of the Ceding Company believed there was a reasonable basis to contest payment.
(p)Since January 1, 2019, the Reinsured Contracts have been marketed, sold, issued and administered in compliance in all material respects with applicable Law.
(q)The terms of the Reinsured Contracts are consistent in all material respects with the terms and conditions set forth in the policy forms, riders, supplements and endorsements set forth on Schedule C to the Reinsurance Agreement, and all rate filings, most recent actuarial memoranda, current marketing materials, and any other document provided to any purchaser or policyholder pertaining to the Reinsured Contracts made available pursuant to this Section 3.09 and the Specified Data.
(r)The Reinsured Contracts do not contain any non-guaranteed elements or discretion with respect to future premiums or benefits under the Reinsured Contracts other than as set forth in the Reinsurance Agreement.
(s)Since January 1, 2020, each Reinsured Contract that is a security has been (i) offered and sold, and all purchase payments under such Reinsured Contract have been received, pursuant to an effective registration statement under the Securities Act or (ii) offered and sold in reasonable reliance upon an applicable exemption from the registration and prospectus delivery requirements of the Securities Act.
(t)The Ceding Company maintains unclaimed property and escheat policies, procedures and guidelines with respect to the Business which comply in all material respects with applicable Law, true and complete copies of which have been made available to the Reinsurer by the Ceding Company. Since January 1, 2020, the Ceding Company has been in compliance in all material respects with all such policies, procedures and guidelines as then in effect and any applicable Laws related thereto with respect to the Business.
(u)The Ceding Company maintains policies, procedures, and guidelines with respect to the Business related to its efforts to establish contact with annuitants for purposes of paying benefits or confirming any annuitant’s eligibility for such benefit payments, including with respect to any annuitant for which the Ceding Company has any inaccurate contact information and any annuitant who does not initially respond to the Ceding Company’s outreach. True and complete copies of such policies, procedures and guidelines with respect to the Business have been made available to the Reinsurer by the Ceding Company. Since January 1, 2020, the Ceding Company has been in compliance in all material respects with all such policies, procedures and guidelines as then in effect and any applicable Laws related thereto with respect to the Business.
(v)As of the date hereof, the Ceding Company has not received written or, to the Knowledge of the Ceding Company, oral, notice of termination of any Reinsured Contract.
Section 1.10Actuarial Appraisal. The Ceding Company has delivered to the Reinsurer a true, complete and correct copy of the actuarial appraisal prepared by the Third Party Actuary with respect to the Reinsured Contracts, dated February 18, 2022 and titled “Actuarial Appraisal of Equi-Vest Group Variable Annuity Pre-2009 Business as of December 31, 2021” and all attachments, addenda, supplements and modifications thereto (the “Actuarial Appraisal”). The Third Party Actuary has not issued the Ceding Company any written revised Actuarial Appraisal, nor has it notified the Ceding Company in writing or, to the Knowledge of the Ceding Company, orally that the Actuarial Appraisal is inaccurate in any material respect. The Ceding Company is not aware to its Knowledge, of any omissions, errors or discrepancies in any factual information contained in the Actuarial Appraisal that would, when taken as a whole, materially affect the Actuarial Appraisal taken as a whole. The Third Party Actuary has not issued to the Ceding Company or any if its Affiliates, nor does the Ceding Company or any of its Affiliates have any pending request for, any new report or errata with respect to the Actuarial Appraisal. The factual information and data provided by the Ceding Company and its Affiliates to the Third Party Actuary expressly in connection with the preparation of the Actuarial Appraisal was (a) obtained from the Books and Records, (b) generated from the same underlying sources and systems that were utilized by the Ceding Company and its Affiliates to prepare its Financial Statements for the relevant periods, (c) (i) accurate in all material respects and (ii) did not omit any such factual information or data directly relevant to the calculations to be performed in and under the scope of the Actuarial Appraisal as such calculations and scope were defined therein, in each case as of the date so provided, subject in each case to any limitations and qualifications contained in the Actuarial Appraisal, (d) based upon an inventory of in-force Reinsured Contracts that were issued, reinsured or assumed by the Ceding Company that, at the time of preparation, was complete and accurate in all material respects and (e) to the extent applicable and involving within such factual information or data computation, computed in all material respects in accordance with generally accepted actuarial standards consistently applied; provided, that the Ceding Company does not guarantee the projected results included in the Actuarial Appraisal and, except as expressly provided in this Article III, makes no representation or warranty with respect to any estimates, projections, predictions, forecasts or assumptions in the Actuarial Appraisal.
Section 1.11Brokers. Except as provided in Section 3.11 of the Ceding Company Disclosure Schedule, the Ceding Company is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Ceding Company or any of its Affiliates.
Section 1.12Separate Accounts.
(w)Section 3.12(a) of the Ceding Company Disclosure Schedule sets forth a true, complete and correct list of all separate accounts established by or affiliated with the Ceding Company with respect to the Business as of the date hereof (collectively, the “Separate Accounts”) and all existing underlying funds available to the policyholders through the Separate Accounts under the Reinsured Contracts, including (x) an indication of whether each such

Separate Account is registered under the Investment Company Act (and, if applicable, the Investment Company Act registration file number applicable to such Separate Account) and (y) whether such Separate Account is commingled with any business other than the Business or is chargeable with liabilities arising from business other than the Business.
(x)Each Separate Account is, and has been, (i) duly and validly established and maintained in all material respects under applicable Law and (ii) since January 1, 2020, operated in compliance with applicable Law (including the conditions of any applicable exemptions obtained from provisions of the Investment Company Act), except, in each case, as would not reasonably be expected to, individually or in the aggregate, result in a Business Material Adverse Effect.
(y)Each Separate Account is either (i) registered as an investment company under the Investment Company Act (each, a “Registered Separate Account”), (ii) not an investment company within the meaning of the Investment Company Act, or (iii) not registered as an investment company in reasonable reliance upon the exclusion from the definition of an investment company in Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act. In respect of such Separate Account that is registered as an investment company under the Investment Company Act, since becoming registered as an investment company under the Investment Company Act, each Registered Separate Account has been operated in material compliance with the portions of the Investment Company Act (including the conditions of any applicable exemptions obtained from provisions of the Investment Company Act) applicable to it, and its registration under the Investment Company Act is in full force and effect.
(z)Except as set forth in Section 3.12(d) of the Ceding Company Disclosure Schedule, as of the date hereof, neither the Ceding Company nor any of its Affiliates has received written (or, to the Ceding Company’s Knowledge, oral) notice of any examinations, investigations, reviews, inspections or formal or informal inquiries of the Separate Accounts, including periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Authority that have been conducted, or are pending or, to the Knowledge of the Ceding Company, threatened in writing, since January 1, 2020 through the date hereof.
(aa)(i) Each Separate Account is, and has been since January 1, 2020, in material compliance with its investment objectives, investment policies and restrictions (as they may be amended from time to time) and other contract terms; (ii) the value of the net assets of each Separate Account has been determined and is being determined using portfolio valuation methods that comply with the methods described in its offering or plan documents; and (iii) each of the Ceding Company and any Affiliate of the Ceding Company that has provided investment advisory services to any Separate Account has done so in material compliance with such Separate Account’s investment objectives, investment policies and restrictions (as they may be amended from time to time) and other contract terms.
(ab)Each Registered Separate Account has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the United States Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. Since January 1, 2020, except as set forth on Section 3.12(f) of the Ceding Company Disclosure Schedule, there have been no Material Compliance Matters (as such term is defined in Rule 38a-1 under the Investment Company Act) that would, individually or in the aggregate, reasonably be expected to be material to the Business, other than those, if any, which have been both (i) reported as required by Rule 38a-1(a)(4)(iii)(B), and (ii) satisfactorily remedied or in the process of being remedied.

(ac)The M&E Fees set forth on Schedule 3.12(g)(i) are true, complete and accurate and are the M&E Fees that are receivable by the Ceding Company during the term of the Reinsurance Agreement. Each of the Contracts with respect to M&E Fees is a legal, valid and binding obligation of the Ceding Company and, to the Knowledge of the Ceding Company, each other party thereto, and is enforceable against the Ceding Company and, to the Knowledge of the Ceding Company, each other party thereto, in accordance with its terms, and neither the Ceding Company nor, to the Knowledge of the Ceding Company, any of the other parties thereto is in default or breach or has failed to perform any material obligation under any such Contract and, to the Knowledge of the Ceding Company, there does not exist any event, condition or omission that would constitute such a breach or default (whether by lapse of time or notice or both). There are no modifications to M&E Fees (i) proposed by the Ceding Company or a counterparty to a Contract with respect to M&E Fees or (ii) that the Ceding Company or such a counterparty intends to propose. The 12b-1 Fees set forth on Schedule 3.12(g)(ii) are true, complete and accurate and are the 12b-1 Fees that are receivable by the Ceding Company or its applicable Affiliates during the term of the Reinsurance Agreement. Each of the Contracts with respect to 12b-1 Fees is a legal, valid and binding obligation of the Ceding Company or its applicable Affiliate and, to the Knowledge of the Ceding Company, each other party thereto, and is enforceable against the Ceding Company and, to the Knowledge of the Ceding Company, each other party thereto, in accordance with its terms, and neither the Ceding Company nor, to the Knowledge of the Ceding Company, any of the other parties thereto is in default or breach or has failed to perform any material obligation under any such Contract and, to the Knowledge of the Ceding Company, there does not exist any event, condition or omission that would constitute such a breach or default (whether by lapse of time or notice or both). As of the date hereof, other than the fund substitutions contemplated by Item 5 of Section 5.01 of the Ceding Company Disclosure Schedules, where the replacement funds have the same 12b-1 Fees as the substituted funds, there are no modifications to 12b-1 Fees (i) proposed by the Ceding Company or, as of the date hereof and to the knowledge of the Ceding Company, a counterparty to a Contract with respect to 12b-1 Fees or (ii) that the Ceding Company or, as of the date hereof and to the knowledge of the Ceding Company, such a counterparty intends to propose. The Revenue Sharing Fees set forth on Schedule 3.12(g)(iii) are a true, complete and accurate list of the Revenue Sharing Fees that were receivable by the Ceding Company or its applicable Affiliates (other than EIM) for the three months ended March 31, 2022. Each of the Contracts with respect to Revenue Sharing Fees is a legal, valid and binding obligation of the Ceding Company or its applicable Affiliate and, to the Knowledge of the Ceding Company, each other party thereto, and is enforceable against the Ceding Company and, to the Knowledge of the Ceding Company, each other party thereto, in accordance with its terms, and neither the Ceding Company nor, to the Knowledge of the Ceding Company, any of the other parties thereto is in default or breach or has failed to perform any material obligation under any such Contract and, to the Knowledge of the Ceding Company, as of the date hereof in respect of such matters in respect of any counterparty thereto, there does not exist any event, condition or omission that would constitute such a breach or default (whether by lapse of time or notice or both). As of the date hereof, other than (i) the fund substitution contemplated by Item 5 of Section 5.01 of the Ceding Company Disclosure Schedules, and (ii) the expense reductions approved by certain funds set forth in Section 3.12(g) of the Ceding Company Disclosure Schedules, there are no modifications to Revenue Sharing Fees (A) proposed by the Ceding Company or, as of the date hereof and to the Knowledge of the Ceding Company, a counterparty to a Contract with respect to Revenue Sharing Fees or (B) that the Ceding Company or, as of the date hereof and to the knowledge of the Ceding Company, such a counterparty intends to propose. For the avoidance of doubt, the representations in this Section 3.12(g) in respect of the Revenue Sharing Fees and the Contracts in respect of the Revenue Sharing Fees are as of the Closing Date or such earlier date as stated therein and not in respect of any period thereafter.
(ad)Set forth on Schedule 3.12(h) is a true, complete and accurate list of the EIM Administrative Fees in effect in respect of the Reinsured Contracts as of the date hereof.

Section 1.13Reserves. The statutory policy reserves required by SAP to be held by the Ceding Company in respect of the Reinsured Contracts as set forth in the Financial Statements for the year ended December 31, 2021, (a) were computed in all material respects in accordance with generally accepted actuarial standards, Law and SAP as applicable to the Ceding Company consistently applied, and were fairly stated, in accordance with sound actuarial principles as of December 31, 2021, (b) were based on actuarial assumptions which produce reserves at least as great as those called for in any Reinsured Contract as to reserve basis and method, and are accordance with all other applicable Reinsured Contract provisions, (c) met the requirements in all material respects of applicable Law and the provisions of the applicable Reinsured Contracts as to reserve basis and method, in each case except as otherwise noted in the Financial Statements or Separate Account Annual Statements and notes thereto, and are at least as great as the minimum aggregate amounts required by applicable Law, and (d) include provision for all actuarial reserves and related statement items which ought to be established by the Ceding Company pursuant to SAP. Notwithstanding the foregoing or anything herein to the contrary, neither the Ceding Company nor any of its Affiliates makes any representation or warranty in this Section 3.13 or in any other provision of this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby with respect to (i) the adequacy or sufficiency of reserves of the Ceding Company, (ii) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document (including the Financial Statements, the Separate Account Annual Statements or the Actuarial Appraisal), (iii) the future profitability of the Business, or (iv) except to the extent expressly provided in this Section 3.13, whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard.
Section 1.14Product Tax Matters.
(ae)The Tax treatment of each Reinsured Contract of the Ceding Company is not, and, since the time of issuance (or subsequent modification), has not been, materially less favorable to the purchaser, policyholder, participant or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided to the purchaser (or policyholder, participant or intended beneficiaries) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was designed, intended or reasonably expected to qualify at the time of issuance (or subsequent modification). The Tax treatment of any plan under Section 403(b) of the Code that the Ceding Company or any of its Affiliates administers relating to the Reinsured Contracts (a “Related Plan”) has not been less favorable to the plan sponsor, purchaser, policyholder, participant or intended beneficiaries thereof than intended in respect of such Related Plan.
(af)The Ceding Company maintains, with respect to the Business, systems that are adequate to maintain the qualification for applicable Tax treatment of the Reinsured Contracts reinsured by it hereunder for which such Reinsured Contracts purported to qualify at the time of their issuance (or subsequent modification) or for which such policy was intended or reasonably expected to apply at the time of issuance (or subsequent modification).
(ag)The Ceding Company has monitored the Reinsured Contracts and each Related Plan for compliance with their intended Tax treatment under the Code and any applicable Treasury Regulations and administrative guidance issued thereunder and complied in all material respects with all product tax reporting, withholding and disclosure Laws that are applicable to the Reinsured Contracts and distributions thereunder.
(ah)To the Knowledge of the Company, no relief has been requested from the U.S. Internal Revenue Service (“IRS”) concerning the qualification of any Reinsured Contract under, or in compliance with, the Code and any applicable Treasury Regulations and administrative guidance issued thereunder, and the IRS has not asserted in writing that any such Reinsured Contract or any Related Plan fails to so qualify or comply. To the Knowledge of the Company, there are no ongoing audits or material investigations by any Tax authority which relate to the failure or potential failure of any Reinsured Contract or any Related Plan to comply with the requirements of the Code applicable thereto and any Treasury Regulations and administrative guidance issued thereunder.
Section 1.1Specified Data. The Specified Data relating to the Business that was supplied by or on behalf of the Ceding Company or any of its Affiliates to the Reinsurer or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby as of the date supplied (or if later corrected or supplemented prior to the date hereof, as of the date corrected or supplemented), (a) was derived from the Books and Records, (b) was generated from the same underlying sources and systems that were utilized to prepare the Financial Statements, (c) to the extent applicable to the Specified Data, was compiled in accordance with generally accepted actuarial principles and practices consistently applied given the intended purpose at the time compiled, (d) was accurate in all material respects as of the date prepared, and did not omit any such factual information or data directly relevant to the calculations to be performed in and under or scope of the particular, applicable data file component of the Specified Data as such calculations and scope were defined or reasonably described, as applicable, therein, in each case as of the date so provided, and (e) to the extent applicable, was based upon a complete inventory of Reinsured Contracts available as of the date delivered. The Ceding Company is not aware to its Knowledge of any omissions, errors or discrepancies that would materially affect such data since the respective dates on which such documents were prepared.
Section 1.2Producers. Each Producer, at the time such Producer solicited, negotiated, placed, sold or produced business constituting any of the Reinsured Contracts, to the extent required by applicable Law, was duly and appropriately licensed in all material respects as a Producer (for the type of business solicited, negotiated, sold or produced by such Producer), in each case in the particular jurisdiction in which such Producer solicited, negotiated, sold or produced such business for the Ceding Company and its Affiliates, as applicable. Each such Producer was duly and appropriately appointed by Ceding Company to act as a Producer for such company, except where the failure to be so appointed would not, individually or in the aggregate, reasonably be expected to be material to the Business as a whole.
Section 1.3Investment Assets. The Ceding Company or one of its Affiliates is the record and beneficial owner of, and has good, valid and marketable title to and in all of the Investment Assets on the Asset List, free and clear of all Liens other than Permitted Liens. At the Closing, all economic interests in the Transferred Assets to be transferred to a Trust Account pursuant to Article II will pass to the Reinsurer free and clear of any Liens other than Permitted Liens. None of the Investment Assets on the Asset List is in material default of payment of principal or interest or dividends or any other material payment or, to the Knowledge of the Ceding Company, performance obligation thereunder. Neither the Ceding Company nor any of its Affiliates who provide investment advisory or similar services to the Ceding Company in respect of the Business is aware to its Knowledge (in the case of the Ceding Company) or actual knowledge of the senior employees of such Affiliates with direct responsibility of the investment advisory or similar services in respect of the Ceding Company in respect of the Business (in the case of such Affiliates) (i) of any material breach or default under any covenants of any of the Investment Assets on the Asset List, (ii) that any Investment Assets on the Asset List are or should be classified as non-performing, non-accrual, ninety (90) days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification or permanently impaired to any extent or (iii) that any Investment Assets on the Asset List are otherwise subject to impairment of carrying value under SAP.

Section 1.4Data Protection and Privacy.
(ai)The Ceding Company uses commercially reasonable measures to protect the secrecy of Non-Public Personal Information that it collects and maintains in connection with the Business and to prevent materially adverse unauthorized access to such Non-Public Personal Information by any Person. No Affiliate of the Ceding Company possesses or has access to Non-Public Personal Information in connection with the Business, other than any such Affiliate (if any) who uses commercially reasonable measures to protect the secrecy of Non-Public Personal Information that it collects and maintains in connection with the Business and to prevent materially adverse unauthorized access to such Non-Public Personal Information by any Person. With respect to the Business, the Ceding Company has implemented and maintains a security plan which (i) is reasonably designed to implement and monitor effective and commercially reasonable administrative, electronic and physical safeguards to ensure that confidential information and Non-Public Personal Information are protected against unauthorized access, disclosure, use, modification or misuse or misappropriation thereof and (ii) prescribes notification procedures in compliance in all material respects with applicable Law in the case of any breach of security compromising Non-Public Personal Information.
(aj)Since January 1, 2020, none of the Ceding Company or, to the Knowledge of the Ceding Company, any third Person working on behalf of any of them, has suffered a Data Breach or been required to notify any Person or Governmental Authorities of any Data Breach, except as set forth in Section 3.18(b) of the Ceding Company Disclosure Schedule.
Section 1.15ERISA. No underlying assets of any Reinsured Contract nor any assets transferred to the Reinsurer in connection with the Reinsurance Agreement, including any assets managed on its behalf, are or, at any time, will be treated as plan assets of any employee benefit plan or plan for any purpose of ERISA, Section 4975 of the Code, as determined pursuant to ERISA Sections 3(42) of ERISA, Section 401(b) or (c) of ERISA, Section 4975 of the Code or otherwise. Accordingly, and based upon the facts described in the preceding sentence and ERISA and related regulations as in effect on the date hereof, Reinsurer shall not become a “fiduciary” or “party in interest” subject to (and as these terms are defined in) ERISA with respect to any employee benefit plan subject to ERISA as a result of entering into the Reinsurance Agreement, the transactions contemplated thereby or the terms of the Reinsured Contracts, provided that the Ceding Company makes no representations or warranties as to whether Reinsurer has such status other than as a result of entering into the Reinsurance Agreement, the transactions contemplated thereby or the terms of the Reinsured Contracts.
Section 1.16Assumed and Ceded Reinsurance Agreements. There are no contracts, agreements, instruments or other legally binding and enforceable commitments under which the Ceding Company or an applicable counterparty has continuing rights or obligations and pursuant to which the Ceding Company assumes or cedes risks with respect to the Reinsured Contracts.
Section 1.17Participating Policies. No Reinsured Contract is a participating life insurance policy,
Section 1.18NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE CEDING COMPANY DISCLOSURE SCHEDULE), NEITHER THE CEDING COMPANY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE CEDING COMPANY, THE INVESTMENT ASSETS OR THE BUSINESS, AND THE CEDING COMPANY DISCLAIMS ANY OTHER

REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE CEDING COMPANY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES, INCLUDING IN ANY CONFIDENTIAL INFORMATION MEMORANDUM, MANAGEMENT PRESENTATIONS OR SIMILAR SOURCES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO THE REINSURER OR ANY OTHER PERSON.
Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE REINSURER
The Reinsurer hereby represents and warrants to the Ceding Company as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date); provided that the Reinsurer makes additional representations and warranties as set forth in Schedule 4.01:
Section 1.05Incorporation and Authority of the Reinsurer.
(a)The Reinsurer (i) is a Massachusetts-domiciled insurance company duly incorporated, validly existing and in good standing under the Laws of Massachusetts; (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets relating to its business; and (iii) is duly qualified to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in it conducts business or the ownership, leasing or operation of its properties or assets relating to its business makes such qualification necessary, except, in the case of clause (iii), where the failure to so qualify, would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.
(b)Each Reinsurer Party has all requisite corporate or other entity power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. The execution and delivery by each Reinsurer Party of the Transaction Agreements to which it is a party, and the consummation by such Reinsurer Party of the transactions contemplated by, and the performance by such Reinsurer Party of its obligations under, the Transaction Agreements have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all requisite corporate or other entity action on the part of such Reinsurer Party. Each of the Transaction Agreements to which a Reinsurer Party is or will be a party has been or, with respect to the Transaction Agreements, to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Reinsurer Party and, assuming due authorization, execution and delivery by each other party thereto, constitutes or, with respect to the Transaction Agreements, to be executed and delivered after the date of this Agreement, will constitute, the legal, valid and binding obligation of such Reinsurer Party, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 1.05No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.03 and Section 4.03 have been obtained or taken, as applicable and except as may result from any facts or circumstances solely relating to the Ceding Company or its Affiliates (as opposed to any other third party), the execution, delivery and performance by each Reinsurer Party of, and the consummation by such Reinsurer Party of the transactions contemplated by, the Transaction Agreements do not (a) violate or conflict with any provision of the organizational documents of such Reinsurer Party, (b) violate or conflict with any Law, Governmental Order or any other agreement with, or condition imposed by, any Governmental Authority applicable to such Reinsurer Party or by which it or its properties, assets or rights are bound or subject, (c) result in any breach or violation of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, properties or rights of such Reinsurer Party pursuant to any material note, bond, mortgage, indenture or contract to which such Reinsurer Party or any of its Subsidiaries is a party or by which any of such assets or properties is bound or subject, or (d) result in a breach or violation of any terms or conditions of, or result in a default under, or otherwise cause an impairment or revocation of any Permit of any Reinsurer Party, except, in the case of clauses (b), (c) and (d), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Reinsurer Material Adverse Effect.
Section 1.06Consents and Approvals. Except as set forth in Section 4.03 of the Reinsurer Disclosure Schedule, the execution and delivery by each Reinsurer Party of the Transaction Agreements do not, and the performance by such Reinsurer Party of, and the consummation by such Reinsurer Party of the transactions contemplated by, the Transaction Agreements do not, require any Governmental Approval to be obtained or made by such Reinsurer Party or any of its Affiliates prior to the Closing. The execution and delivery by each Reinsurer Party of the Transaction Agreements do not, and the performance by such Reinsurer Party of, and the consummation by such Reinsurer Party of the transactions contemplated by, the Transaction Agreements do not, require any Governmental Approval from the New York Department of Financial Services to be obtained or made by such Reinsurer Party prior to the Closing.
Section 1.07Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of the Reinsurer, threatened in writing against the Reinsurer that (i) question the validity of, or seek injunctive relief with respect to, this Agreement or the right of any Reinsurer Party to enter into any of the Transaction Agreements or (ii) could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, results of operations or financial condition of the Reinsurer.
Section 1.08Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Agreements, the Reinsurer and its Subsidiaries will be Solvent. For purposes of this Section 4.05, “Solvent” means, with respect to any Person, that:
(c)the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with SAP or GAAP, as applicable, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(d)such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due; and
(e)such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

Section 1.06Regulatory Matters.
(f)Each of the Reinsurer and the Guarantor is in compliance with applicable Law, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect its ability to timely perform its obligations under this Agreement.
(g)Except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of the Reinsurer, the Guarantor or any of their respective Affiliates executing any Transaction Agreement to timely perform their respective obligations under this Agreement and the Transaction Agreements, the Reinsurer, the Guarantor and any such Affiliates (i) hold and maintain in full force and effect all Permits from all Governmental Authorities necessary for the operation and conduct of its business as of the date hereof and to own or use its assets and properties owned and used on the date hereof in each of the jurisdictions in which such business is operated and conducted and (ii) are in compliance with all such Permits.
Section 1.02Financial Statements. True, complete and correct copies of the audited annual statutory financial statements of each of the Reinsurer and the Guarantor as of and for each of the years ended December 31, 2019, December 31, 2020 and December 31, 2021 (collectively, the “Reinsurer Financial Statements”) have been provided to the Ceding Company prior to the date hereof. The Reinsurer Financial Statements (1) were derived from the books and records of the Reinsurer, the Guarantor and their respective Subsidiaries, as applicable, (2) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved and (3) present fairly, in all material respects, the statutory financial position, statutory results of operations, capital and surplus of the Reinsurer, the Guarantor and their respective Subsidiaries, as applicable, as of their respective dates and for the respective periods covered thereby in accordance with SAP. All assets that are reflected as admitted assets in the Reinsurer Financial Statements, to the extent applicable, comply in all material respects with all Laws applicable to admitted assets. No material weakness has been asserted by any Governmental Authority with respect to any of the Reinsurer Financial Statements, other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority. The Reinsurer did not utilize any permitted practices in the preparation of the Reinsurer Financial Statements.
Section 1.03Financial Ability. The Reinsurer has and will have at the Closing, sufficient immediately available funds to pay, in cash, the Ceding Commission and all other amounts payable pursuant to this Agreement at Closing or otherwise necessary to timely consummate the transactions contemplated by the Transaction Agreements. The obligations of the Reinsurer to effect the transactions contemplated by the Transaction Agreements are not conditioned upon the availability to the Reinsurer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.
Section 1.04Brokers. The Ceding Company shall not be responsible for the payment of the fees and expenses, if any, of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by the Transaction Agreements, based upon arrangements made by or on behalf of the Reinsurer or any of its Affiliates.
Article V
ACTIONS PRIOR TO THE CLOSING DATE
Section 1.07Conduct of Business Prior to the Closing. Except as required by applicable Law or as required or expressly permitted by the terms of the Transaction Agreements, and except for matters set forth in Section 5.01 of the Ceding Company Disclosure

Schedule, from the date of this Agreement through the Closing Date (or any earlier termination of this Agreement in accordance with its terms), unless the Reinsurer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Ceding Company shall (a) conduct the Business in the ordinary course of business consistent with past practice, (b) use commercially reasonable efforts to preserve intact the Business, preserve its business organization intact and maintain its existing relations and goodwill with Customers and Governmental Authorities and (c) not:
(i)other than in the ordinary course and consistent with past practice, fail to pay or satisfy when due any material amount that after the Closing Date would constitute a Reinsured Liability under the Reinsurance Agreement (other than any such Reinsured Liability that is being contested in good faith);
(ii)other than as does not (A) impact the Quota Share of the Reinsurer under the Reinsurance Agreement, (B) violate any net retention requirement of the Ceding Company in respect of the Business, and (C) require any filing (of notice or for approval) with any Governmental Authority to be made prior to Closing, enter into any third party reinsurance Contracts with respect to the Business;
(iii)materially change any of its actuarial, financial, underwriting, reserving, pricing, claims, risk retention, reinsurance, investment, claims administration, hedging, risk management or accounting policies, practices or principles, except insofar as may be required by a concurrent change in applicable Law or SAP or as may be required by any Governmental Authority;
(iv)abandon, modify, waive, surrender, withdraw, terminate or allow to lapse any material Permit of the Ceding Company to the extent relating to the conduct of the Business;
(v)seek approval from any applicable Governmental Authority for the use of any accounting practices related to the Reinsured Contracts that depart from the accounting practices prescribed or permitted by applicable Law in the Ceding Company’s state of domicile;
(vi)take any action that would violate Section 2.9 of the Reinsurance Agreement as if the Reinsurance Agreement were in effect; and
(vii)enter into any Contract with respect to any of the foregoing.
Section 1.09Access to Information.
(a)From the date of this Agreement until the Closing Date, the Ceding Company shall give the Reinsurer and its authorized Representatives, upon reasonable advance written notice and during regular business hours and subject to the rules applicable to visitors at the Ceding Company’s offices generally, reasonable access to all Books and Records, personnel, officers and other facilities and properties of the Ceding Company solely to the extent in respect of the Business; provided that any such access shall be conducted at the Reinsurer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues), under the supervision of the Ceding Company’s or its Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Ceding Company and its Affiliates.
(b)Notwithstanding anything to the contrary contained in this Agreement or any other agreement between the Reinsurer or any of its Affiliates and the Ceding Company or

any of its Affiliates executed on or prior to the date hereof, the Ceding Company and its Affiliates shall have no obligation to make available to the Reinsurer or its Representatives, or to provide the Reinsurer or its Representatives with access to or copies of (i) any personnel file, medical file or related records of any employees or independent contractors or similar Persons, (ii) any Tax Return (other than with respect to transfer Taxes, premium Taxes and similar Taxes that relate to the Reinsured Contracts and the Separate Accounts) or (iii) any other information if the Ceding Company determines, in its reasonable judgment, that making such information available would (A) jeopardize any attorney-client privilege, work product immunity or any other legal privilege or similar doctrine or (B) contravene any applicable Law, Governmental Order or any fiduciary duty, it being understood that the Ceding Company shall (x) cooperate with any requests for, and use its commercially reasonable efforts to obtain any, waivers and (y) use its commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case that would enable any otherwise required disclosure to the Reinsurer to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order or fiduciary duty.
Section 1.08Reasonable Best Efforts.
(c)Upon the terms and subject to the conditions set forth in this Agreement, each of the Ceding Company and the Reinsurer agrees to use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such Party pursuant to the Transaction Agreements and to consummate and make effective, in the most expeditious manner practicable, the Closing and the other transactions contemplated thereby, including (i) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Agreements and (ii) preparing and, within ten (10) Business Days of the date hereof, filing with, and obtaining from, the Massachusetts Division of Insurance the consents, approvals, waivers, authorizations, notices and filings listed on Schedule 7.02(c). The Parties shall bear their respective costs, if any, of making or obtaining any such consents, approvals, waivers, authorizations, notices and filings.
(d)The Reinsurer and the Ceding Company shall (i) promptly furnish, or cause to be furnished, all agreements, documents, instruments, affidavits or information that may be required or requested by the Massachusetts Division of Insurance in connection with the consents, approvals, waivers, authorizations, notices and filings listed on Schedule 7.02(c) and (ii) make available their respective Representatives to each other and, upon request, the Massachusetts Division of Insurance, in connection with (A) the preparation of the consents, approvals, waivers, authorizations, notices and filings listed on Schedule 7.02(c), or (B) any review or approval process by, the Massachusetts Division of Insurance in connection with the transactions contemplated by this Agreement, solely to the extent relating to the Business, or the Transaction Agreements.
(e)Notwithstanding anything to the contrary contained in this Agreement, the Reinsurer and the Ceding Company shall not be obligated to take or refrain from taking, and no Party shall agree to the Reinsurer, its Affiliates, the Ceding Company or its Affiliates from taking or refraining from taking any action, or to permit or suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements would or would reasonably be likely to result in a Burdensome Condition; provided, further, that prior to any Party being entitled to assert that a Burdensome Condition has been imposed, such Party shall follow the Resolution Process. Any steps a Party agrees to take through the Resolution Process for the mitigation of any potential

Burdensome Condition shall not themselves constitute a Burdensome Condition hereunder, but shall be taken into account in determining whether any condition, limitation or qualification constitutes a Burdensome Condition hereunder. The Reinsurer’s or the Ceding Company’s breach of any of such Party’s obligations contained in this Section 5.03 that results in a failure of the Closing to occur shall constitute a Willful Breach of this Agreement by such Party.
(f)[***]
Article VI
ADDITIONAL AGREEMENTS
Section 1.01Confidentiality. The terms of the non-disclosure agreement, dated December 17, 2021 (the “Confidentiality Agreement”), between Equitable Financial Life Insurance Company and Global Atlantic Financial Company are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If for any reason the transactions contemplated by the Transaction Agreements are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms (disregarding, however, any provision contained therein that provides for termination thereof upon the execution of this Agreement).
Section 1.02Non-Solicitation. For a period of twelve (12) months following the Closing Date, without the prior written consent of the other Party, neither Party nor any of its Affiliates who are direct or indirect Subsidiaries of such Party (or, in the case of the Reinsurer, the Guarantor and Global Atlantic Re Limited, and their direct or indirect Subsidiaries) shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any person who is employed or engaged in any business of the other Party or any of the other Party’s Affiliates with whom it had or has contact in connection with the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.02 shall prohibit such Party or any of its Affiliates who are direct or indirect Subsidiaries of such Party (or, in the case of the Reinsurer, the Guarantor, Global Atlantic Re Limited and their direct or indirect Subsidiaries) from soliciting, employing or contracting for the services of any such person (A) who is already engaged in employment discussions with such Party or any of its Affiliates prior to the date hereof, (B) who responds to a general, non-targeted advertisement for employment, (C) who contacts such Party or one of its Affiliates on his or her own initiative without any direct or indirect solicitation, (D) who has been given notice of termination by the other Party or its Affiliate prior to commencement of employment discussions between such Party or one of its Affiliates, on the one hand, and such person, on the other hand, or (E) who is identified by an employee search firm who is not directed by such Party to solicit such persons.
Section 1.03Names and Marks. Except as expressly provided in the Transaction Agreements, in no event shall a Party or any of its Affiliates have any right to use, nor shall such Party or any of its Affiliates use, the trademarks of the other Party or its Affiliates (collectively, in the case of the Ceding Company, the “Ceding Company Names and Marks” and collectively, in the case of the Reinsurer, the “Reinsurer Names and Marks”), or any other mark that is confusingly similar to any of the Ceding Company Names and Marks or Reinsurer Names and Marks, as applicable, in any jurisdiction worldwide.
Section 1.04Further Action. Each of the Ceding Company and the Reinsurer shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated by the Transaction Agreements, including with respect to the satisfaction of the conditions set forth in Article VII hereof. From time to time following the Closing, the Ceding Company and the Reinsurer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver any further documents, conveyances, notices and instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the transactions contemplated by the Transaction Agreements as may be reasonably requested by the other Party; provided that any such additional documents, conveyances, notices and instruments must be reasonably satisfactory to each of the Parties and shall not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by the Transaction Agreements.
Section 1.05Privilege Preservation. Recognizing that Willkie Farr & Gallagher LLP (“Willkie”) has acted as legal counsel to the Ceding Company and its Affiliates prior to the Closing, all communications involving attorney-client confidences between any of the Ceding Company and its Affiliates and Willkie in the course of the negotiation, documentation and consummation of the transactions contemplated hereby (to the extent that the Reinsurer or any of its Affiliates or Representatives are not party to and do not receive a copy of such communication) shall be deemed to be attorney-client confidences that belong solely to the Ceding Company and its Affiliates. Accordingly, the Reinsurer shall not have access to any such communications, or to the files of Willkie relating to such engagement, whether or not the Closing shall have occurred and such communications and files shall not constitute Books and Records for any purpose hereunder; it being understood that the Ceding Company shall use commercially reasonable efforts, without any requirement to incur or pay any out of pocket costs, expenses or fees, to obtain waivers or make other arrangements (including redacting information) that would enable any such item that would otherwise be included in the definition of “Books and Records” to be provided to the Reinsurer without impinging on the ability to assert such privilege. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Ceding Company and its Affiliates (and not the Reinsurer) shall be the sole holders of the attorney-client privilege with respect to the Ceding Company’s engagement of Willkie, and the Reinsurer shall not be a holder thereof, (b) to the extent that files of Willkie in respect of such engagement constitute property of the client, only the Ceding Company and its Affiliates (and not the Reinsurer) shall hold such property rights and (c) Willkie shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Reinsurer with respect to such engagement.
Article VII
CONDITIONS TO CLOSING AND RELATED MATTERS
Section 1.06Conditions to Obligations of the Ceding Company. The obligation of the Ceding Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Ceding Company, at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties; Covenants. (i) Reinsurer Fundamental Representations (other than the Reinsurer Fundamental Representation set forth in the second sentence of Section 4.03) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date, (ii) the Reinsurer Fundamental Representation set forth in the second sentence of Section 4.03 shall be true and correct (other than in de minimis respects) as of the date hereof and as of the Closing Date as if made on the Closing Date, (iii) the other representations and warranties of the Reinsurer contained in Article IV shall be true and correct (without giving effect to any limitations as to materiality or Reinsurer Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Reinsurer Material Adverse Effect, (iv) the covenants contained in this Agreement to be complied with by the Reinsurer or its Affiliates at or before the Closing shall have been complied with in all material respects and (v) the Ceding Company shall have received a certificate of the Reinsurer dated as of the Closing Date to such effect signed by a duly authorized executive officer of the Reinsurer.
(b)No Governmental Order. There shall be no Governmental Order in existence that prohibits the consummation of the transactions contemplated by this Agreement.
(c)Approvals of Governmental Authorities. The Governmental Approvals set forth on Schedule 7.02(c) shall have been received without the imposition of a Burdensome Condition and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired or shall have been terminated.
(d)No Reinsurer Material Adverse Effect. There shall not have occurred any event, circumstance or change that has had, or would reasonably be expected to have, a Reinsurer Business Material Adverse Effect.
Section 1.07Conditions to Obligations of the Reinsurer. The obligations of the Reinsurer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Reinsurer, at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties; Covenants. (i) The Ceding Company Fundamental Representations (other than the Ceding Company Fundamental Representation set forth in the second sentence of Section 3.03) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date, (ii) the Ceding Company Fundamental Representation set forth in the second sentence of Section 3.03 shall be true and correct (other than in de minimis respects) as of the date hereof and as of the Closing Date as if made on the Closing Date, (iii) the other representations and warranties of the Ceding Company contained in Article III shall be true and correct (without giving effect to any limitations as to materiality or Business Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Business Material Adverse Effect, (iv) the covenants contained in this Agreement to be complied with by the Ceding Company or its Affiliates on or before the Closing shall have been complied with in all material respects and (v) the Reinsurer shall have received a certificate of the Ceding Company dated as of the Closing Date to such effect signed by a duly authorized executive officer of the Ceding Company.
(b)No Governmental Order. There shall be no Governmental Order in existence that prohibits the consummation of the transactions contemplated by this Agreement.
(c)Approvals of Governmental Authorities. The Governmental Approvals set forth on Schedule 7.02(c) shall have been received without the imposition of a Burdensome Condition and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired or shall have been terminated.
(d)No Business Material Adverse Effect. There shall not have occurred any event, circumstance or change that has had, or would reasonably be expected to have, a Business Material Adverse Effect.
Section 1.08Frustration of Closing Condition. Neither the Ceding Company nor the Reinsurer may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its obligations set forth in this Agreement.
Article VIII
TERMINATION AND WAIVER
Section 1.09Termination. This Agreement may be terminated prior to the Closing:
(e)by the mutual written consent of the Ceding Company and the Reinsurer;
(f)by either the Ceding Company or the Reinsurer if the Closing shall not have occurred prior to the first Business Day of the month following the date on which the three (3) month anniversary of this Agreement occurs (the “Outside Date”) or such later date as the Parties may mutually agree; provided that if on the Outside Date the condition set forth in Section 7.01(c) and Section 7.02(c) has not been satisfied and all other conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) then the Outside Date shall, without action by either Party, automatically be extended by one (1) month or such later date as the Parties may mutually agree; provided, further, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose failure to take any action required to fulfill any of such Party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;
(g)by either the Ceding Company or the Reinsurer in the event of the issuance of a final, nonappealable Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement;
(h)by the Reinsurer in the event of a breach by the Ceding Company of any of the Ceding Company’s covenants, representations or warranties contained herein that would result in the conditions to the Closing set forth in Section 7.02(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, the Ceding Company shall have failed to cure such breach within ten (10) Business Days after receipt of written notice thereof from the Reinsurer requesting such breach to be cured; provided, however, that the Reinsurer may not terminate this Agreement pursuant to this Section 8.01(d) at any time during which the Reinsurer is in breach of this Agreement such that the Ceding Company has the right to terminate this Agreement pursuant to Section 8.01(e);
(i)by the Ceding Company in the event of a breach by the Reinsurer of any of the Reinsurer’s covenants, representations or warranties contained herein that would result in the conditions to the Closing set forth in Section 7.01(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, the Reinsurer shall have failed to cure such breach within ten (10) Business Days after receipt of written notice thereof from the Ceding Company requesting such breach to be cured; provided, however, that the Ceding Company may not terminate this Agreement pursuant to this Section 8.01(e) at any time during which the Ceding Company is in breach of this Agreement such that the Reinsurer has the right to terminate this Agreement pursuant to Section 8.01(d).
Section 1.010Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other Party.
Section 1.011Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall thereafter become void and there shall be no liability on the part of any Party to this Agreement other than in respect of Section 6.02; provided that nothing in this Section 8.03 shall relieve the Ceding Company or the Reinsurer from liability for any Fraud or Willful Breach of this Agreement (it being acknowledged and agreed by the Parties that the failure to close the transactions contemplated by this Agreement by any Party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a Willful Breach of this Agreement). The provisions of Section 1.01, Section 6.02, this Section 8.03 and Article X shall survive any termination hereof pursuant to Section 8.01. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. The terms of the Confidentiality Agreement shall continue to survive any termination of this Agreement.
Article IX
SURVIVAL; INDEMNIFICATION
Section 1.012Survival of Representations, Warranties and Covenants.
(j)The representations and warranties of the Ceding Company and the Reinsurer in this Agreement shall survive the Closing solely for purposes of this Article IX (Survival; Indemnification) and shall terminate and expire on the date that is eighteen (18) months after the Closing Date; provided that the Ceding Company Fundamental Representations and the Reinsurer Fundamental Representations shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations; provided, further, that the representations set forth in Section 3.12(g) shall survive until termination or expiration of the Reinsurance Agreement in accordance with its terms. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid and any right to indemnification for such claim is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach with respect to which sufficient notice pursuant to the terms hereof has been provided within such period of survival as herein provided (whether or not formal legal action shall have been commenced based upon such claim) will be timely made for purposes hereof. The Parties hereby waive and agree not to assert, solely as against each other in respect of any claim made by the other party pursuant to this Article IX and not as against any other Person, any defense to a claim made under this Article IX that such claim is barred as a result of any statute of limitations applicable to any such claim for indemnification obligations that would otherwise be time barred following the delivery of such notice if, and only to the extent of, such claim under this Article IX being validly made prior to the expiration of its survival under this Section 9.01(a).
(k)To the extent that it is to be performed after the Closing, each covenant in this Agreement will survive and remain in effect in accordance with its terms plus a period of six (6) months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder.
Section 1.013Indemnification.
(a)The Ceding Company shall defend, indemnify and hold harmless the Reinsurer and its Affiliates (collectively, the “Reinsurer Indemnified Persons”) from and against any and all Indemnifiable Losses actually incurred or suffered by such Reinsurer Indemnified Persons to the extent resulting from or arising out of:
(i)any breach or failure to be true of any representations or warranties of the Ceding Company under Article III hereof, other than Section 3.12(g) and the Ceding Company Fundamental Representations;

(ii)any breach or failure to be true of any Ceding Company Fundamental Representations;
(iii)any breach, nonfulfillment or default in the performance of any agreement or covenant of the Ceding Company under this Agreement; or
(iv)(A) any breach or failure to be true of the representation and warranty of the Ceding Company under Section 3.12(g) and (B) any Excluded Liabilities (as defined in the Reinsurance Agreement, without any duplication of recovery under the Reinsurance Agreement).
(l)The Reinsurer shall defend, indemnify and hold harmless the Ceding Company and its Affiliates (collectively, the “Ceding Company Indemnified Persons”) from and against any and all Indemnifiable Losses actually incurred or suffered by the Ceding Company Indemnified Persons to the extent resulting from or arising out of:
(v)any breach or failure to be true of any representations or warranties of the Reinsurer under Article IV hereof, other than the Reinsurer Fundamental Representations;
(vi)any breach or failure to be true of any Reinsurer Fundamental Representations;
(vii)any breach, nonfulfillment or default in the performance of any agreement or covenant of the Reinsurer under this Agreement; or
(viii)any Reinsurer Extra-Contractual Obligations (as defined in the Reinsurance Agreement).
(a)For purposes of calculating the amount of any Indemnifiable Losses under this Article IX and for purposes of determining whether there has been a breach or failure to be true of any representation or warranty contained in this Agreement, each representation and warranty contained in this Agreement (other than in respect of Section 3.05 (Absence of Certain Changes)) shall be determined without regard to any materiality (including qualifiers as to “material,” “materially,” “in any material respect,” “in all material respects” or other derivations of the word “material” used alone or in a phrase) or Business Material Adverse Effect or Reinsurer Material Adverse Effect qualifier contained therein.
Section 1.014Certain Limitations.
(m)The Ceding Company shall not be obligated to indemnify and hold harmless its respective Indemnitees for any claims or Indemnifiable Losses arising under Section 9.02(a)(i), (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Indemnifiable Losses in excess of $[***] (the “Threshold Amount”) (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which the Indemnitor is responsible under clause (ii) below) and (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees for such claims or Indemnifiable Losses arising under Section 9.02(a)(i) exceeds $[***] (the “Deductible”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of the Indemnitee’s claims for such claims or Indemnifiable Losses arising under Section 9.02(a)(i) that is in excess of the Deductible, subject to the limitations set forth in this Article IX. The Reinsurer shall not be obligated to indemnify and hold harmless its respective Indemnitees for any claims or Indemnifiable Losses arising under Section 9.02(b)(i), (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Indemnifiable Losses in excess of the Threshold Amount (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which the Indemnitor is responsible under clause (ii) below) and (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees for such claims or Indemnifiable Losses arising under Section 9.02(b)(i) exceeds the Deductible, at which point such Indemnitor shall be liable to its respective Indemnitees for the value of the Indemnitee’s claims for such claims or Indemnifiable Losses arising under Section 9.02(b)(i) that is in excess of the Deductible, subject to the limitations set forth in this Article IX.
(n)The maximum liability of the Ceding Company to the Reinsurer Indemnified Persons for any and all Indemnifiable Losses pursuant to this Agreement for claims pursuant to Sections 9.02(a)(i), (ii) and (iii) shall be $[***] in the aggregate; provided that the maximum aggregate liability of the Ceding Company to the Reinsurer Indemnified Persons for any and all Indemnifiable Losses pursuant to this Agreement for claims pursuant to Section 9.02(a)(i) shall be $[***] in the aggregate. The maximum liability of the Reinsurer to the Ceding Company Indemnified Persons for any and all Indemnifiable Losses pursuant to this Agreement for claims pursuant to Sections 9.02(b)(i), (ii) and (iii) shall be $[***] in the aggregate; provided that the maximum aggregate liability of the Reinsurer to the Ceding Company Indemnified Persons for any and all Indemnifiable Losses pursuant to this Agreement for claims pursuant to Section 9.02(b)(i) shall be $[***] in the aggregate.
(o)Each Indemnitee shall use commercially reasonable efforts to mitigate all Indemnifiable Losses for which indemnification is sought hereunder, including by using commercially reasonable efforts to collect the maximum amount recoverable with respect thereto under any direct insurance coverage or other applicable source of recovery with respect to Indemnifiable Losses incurred by such Indemnitee, failing which the Indemnitor shall be entitled, at its option, to assume such collection proceedings at the expense of the Indemnitee, provided that this sentence shall not be applicable to any reinsurance, retrocession or similar arrangement.
(p)Notwithstanding anything herein to the contrary, neither the Ceding Company nor any other Person shall be liable under Section 9.02(a) or otherwise for any Indemnifiable Losses as a result of any breach or failure to be true of the third or fourth sentence of Section 3.17 to the extent the matters affecting such applicable Investment Assets that are the subject of such breach or failure to be true were taken into account in determining the Fair Market Value and, to the extent applicable, Statutory Book Value (as defined in the Reinsurance Agreement) of such Investment Assets as part of the Transferred Asset Value.
Section 1.015Definitions.
(a)“Indemnifiable Losses” means any and all Losses; provided, that any Indemnifiable Losses (i) shall in no event include any amounts constituting special, punitive or exemplary damages other than such damages actually paid to a non-Affiliated Person in respect of a Third Party Claim, (ii) shall in no event include any amounts constituting consequential, indirect or incidental damages (including any damages on a lost profits, lost revenue, diminution of value, multiples or similar basis) except to the extent (A) such types of damages are actually paid to a non-Affiliated Person in respect of a Third Party Claim, or (B) solely with respect to consequential, indirect or incidental damages (including (i) diminution of value, (ii) lost profits (iii) lost revenue, (iv) multiples or (v) similar damages, in each case as determined by application of the actuarial assumptions, methodologies and approaches used in the base case Actuarial

Appraisal, based upon the 9% discount rate referred to in the Actuarial Appraisal, in each case as of the date of the claim), (1) such damages are recoverable under the laws of the State of New York, (2) the Indemnitee satisfies all elements necessary for proof of such damages under such laws and (3) such damages result from or arise out of the Business as currently conducted and shall not take into account any current or future plans, including as to be initiated by the Reinsurer, for the Business following the Closing Date regardless of whether such plans are communicated to or known by the Ceding Company other than the requirements in the U.S. Securities and Exchange Commission order referenced on Schedule 3.06(a) of the Ceding Company Disclosure Schedules, and (ii) shall be net of any amounts actually recovered (after deducting related reasonable costs and expenses and premium increases) by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, warranty or indemnity or otherwise from any Person other than a party hereto or any Affiliate of a party hereto, with such recovered amounts reduced by the amount of the costs and expenses incurred by the Indemnitee in procuring such recovery and the costs of any premium increases as a result of such recovery, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount in excess of the Indemnitee’s total Indemnifiable Losses that is received by it from any such other Person with respect to an Indemnifiable Losses to the extent of any indemnification with respect thereto has actually been paid pursuant to this Agreement. Indemnity Payments shall not be reduced for any amounts recovered under any reinsurance agreement. Notwithstanding anything herein to the contrary, and in any event excluding any Third Party Claim brought by any policyholder or other applicable Person, in no event shall Indemnifiable Losses include any amounts relating to, resulting from or arising out of the matter set forth on Section 9.04(a) of the Ceding Company Disclosure Schedule for lost profits, lost revenues, diminution of value or any similar theory for any lapse in, cancellation or other adverse policyholder behavior with respect to any Reinsured Contract, other than any Third Party Claim, to the extent such applicable Claim is brought by a Reinsurer Indemnified Person after the later of [***]
(b)“Indemnitee” means any Person entitled to indemnification under this Agreement;
(c)“Indemnitor” means any Person required to provide indemnification under this Agreement;
(d)“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement;
(e)“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a Party to this Agreement or any Affiliate of any Party to this Agreement. For the avoidance of doubt, claims, actions, suits or proceedings between or among Parties to this Agreement or their respective Affiliates will not be Third Party Claims hereunder.
Section 1.016Procedures for Third Party Claims.
(q)If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than twenty (20) days after becoming aware) thereof (a “Claim Notice”) and such Claim Notice shall include a reasonable description of the claim and facts and circumstances with respect to the subject matter of the claim, to the extent such facts are available to the Indemnitee and any documents relating to the claim and an estimate of the Indemnifiable Loss to the extent known or estimable and shall, where applicable, reference the specific sections of this Agreement that form the basis of such claim; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation or otherwise affect the rights of any Indemnitee hereunder unless (and then solely to the extent) the Indemnitor is materially prejudiced by such delay. Thereafter, the Indemnitee shall deliver to the Indemnitor, within four (4) Business Days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(r)The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses by giving written notice to the Indemnitee within thirty (30) days after its receipt of the Claim Notice with respect to such Third Party Claim, to assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee and at the Indemnitor’s expense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, Indemnitee shall have the right but not the obligation to participate in any such defense with its own counsel, in a manner subordinate to the Indemnitor and its assumption of defense and with it being understood that the Indemnitor shall control such defense, and at its own expense, provided that the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnitee concludes in good faith based on advice of outside counsel that an actual conflict in interest between the Indemnitor and the Indemnitee exists with respect to such Third Party Claim, the Indemnitor shall be liable for the reasonable out-of-pocket legal expenses of one separate counsel that are incurred by the Indemnitee in connection with the defense thereof. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). The Parties hereto shall cooperate in the defense of any Third Party Claim. Such cooperation shall include the retention and (upon the other Party’s request) the provision to the other Party of records and information that are relevant to such Third Party Claim and are in the possession of such Party, subject to any bona fide claims of attorney-client privilege, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnitee may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitor if the sole relief granted is equitable relief for which the Indemnitor would have no direct or indirect liability and to which the Indemnitor would not be subject and no statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitor or any of its Affiliates or Representatives is made. If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if (i) such settlement (A) includes a complete and unconditional release of the Indemnitee from all liability in respect of such Third Party Claim, (B) does not subject the Indemnitee to any injunctive relief or other equitable remedy, (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee and (D) does not encumber any of the assets of the Indemnitee or include any restriction or condition that would apply to or adversely affect the Indemnitee and (ii) the Indemnitor shall pay or cause to be paid all amounts arising out of such settlement concurrently with the effectiveness of such settlement.
(s)Notwithstanding anything to the contrary in this Section 9.05, the Indemnitee (and not the Indemnitor) shall have the exclusive right to assume the defense and control of any Third Party Claim, if (A) the Indemnitor (i) does not notify the Indemnitee within thirty (30) days following its receipt of the Claims Notice that it desires to assume the defense of such Third Party Claim in accordance with Section 9.05(b) or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps to defend such Third Party Claim, (B) the Indemnitee in good faith determines that the nature of the Third Party Claim is such that it would reasonably be expected to involve criminal liability being imposed on the Indemnitee or its Affiliates or (C) such Third Party Claim seeks an injunction or other equitable relief against the Indemnitee that the Indemnitee reasonably determines, after consultation with its outside counsel, cannot be separated from any related claim for money damages; provided that if such Third Party Claim seeks an injunction or equitable relief against the Indemnitee that can be separated from a related claim for money damages, the Indemnitor may only be entitled to assume control of the defense of such Third Party Claim for money damages.
(t)The rights and remedies of any Party in respect of any inaccuracy or breach of any representation or warranty, covenant or agreement shall in no way be limited to the extent of such breached representation or warranty, covenant or agreement (and not any other representation or warranty, covenant or agreement) by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of the Ceding Company, and the Reinsurer Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and any Indemnitees related to the Reinsurer shall be deemed to have relied upon the representations and warranties of the Ceding Company set forth herein notwithstanding) any investigation made by or on behalf of the Reinsurer or any of its Affiliates (including by any of their Representatives) or by reason of the fact that the Reinsurer or any of its Affiliates or Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement.
Section 1.017Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.
Section 1.018Sole Remedy. The Parties acknowledge and agree that, except (a) as provided in Section 10.13, (b) other equitable remedies that cannot be waived as a matter of law, or (c) in the event that a Party is finally determined by a court of competent jurisdiction to have committed a Fraud regarding such Party’s representations, warranties, covenants or other agreements set forth in this Agreement or in any certificate furnished in connection with the Closing, if the Closing occurs, the provisions set forth in this Article IX shall be the sole and exclusive remedy of the Parties hereto and their respective officers, directors, employees, agents and Affiliates for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement. For the avoidance of doubt, to the extent that the facts and circumstances underlying such a breach, inaccuracy, nonfulfillment or default give rise to a remedy under another Transaction Agreement, nothing in this Section 9.07 shall waive or foreclose the non-breaching Party’s right to such remedy under such other Transaction Agreement.
Section 1.019Treatment of Indemnity Payment. The Parties shall treat any Indemnity Payment as an adjustment to the amount of the Ceding Commission for U.S. federal income tax purposes, except as otherwise required by applicable Law.

Article X
GENERAL PROVISIONS
Section 1.020Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 1.021Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 10.02):
(u)if to the Ceding Company:
Equitable Financial Life Insurance Company
1290 Avenue of the Americas
New York, NY 10104
Attention:    Jose Gonzalez
Tel:    212-554-1234
E-mail:    jose.gonzalez@equitable.com

with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:    John Schwolsky
    Howard T. Block
Tel:    (212) 728-8232
    (212) 728-8977
E-mail:    jschwolsky@willkie.com
    hblock@willkie.com

(v)if to the Reinsurer:
First Allmerica Financial Life Insurance Company
c/o Global Atlantic Financial Company
30 Hudson Yard, 74th Floor
New York, New York 10001

Attention:    General Counsel and Secretary
E-mail:    reinsurance.notice@gafg.com

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022

Attention:    Marilyn A. Lion
E-mail:    malion@debevoise.com

Section 1.022Public Announcements. No Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the transactions contemplated thereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the Party required to publish such press release or public announcement shall allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.
Section 1.023Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Transaction Agreements are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Transaction Agreements be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as would be enforceable.
Section 1.024Entire Agreement. This Agreement (including all exhibits and schedules hereto), the Confidentiality Agreement (to the extent not in conflict with this Agreement) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Ceding Company and/or its Affiliates, on the one hand, and the Reinsurer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement and the other Transaction Agreements.
Section 1.025Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 10.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.
Section 1.026No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 1.027Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.
Section 1.028Schedules. Any disclosure set forth in the Ceding Company Disclosure Schedule with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure to such other Sections would be reasonably apparent on the face of such disclosure. Matters reflected in any Section of the Ceding Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in the Ceding Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
Section 1.10Submission to Jurisdiction.
(a)Each of the Ceding Company and the Reinsurer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.
(b)Any such Action may and shall be brought in such courts and each of the Ceding Company and the Reinsurer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
(c)Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 10.02.
(d)Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
Section 1.19Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.
Section 1.20Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
Section 1.21Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 10.10(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled at law or in equity, and no other provision of this Agreement shall limit any Party’s right to specific performance. Each of the Parties acknowledges and agrees that there is no adequate remedy at law for a breach of this Agreement and it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.
Section 1.22Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure or delay of any Party hereto to enforce at any time any provision of this Agreement or to exercise any right, power or privilege under this Agreement shall not be construed to be a waiver of such provision, right, power or privilege, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision and exercise each and every right, power and privilege under this Agreement. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 1.23Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (l) any statement that a document has been “delivered,” “provided” or “made available” to the Reinsurer means that such document has been uploaded to the Data Room not later than three (3) Business Days prior to the date of this Agreement; (m) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (n) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (o) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (p) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (q) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (r) all capitalized terms used without definition in the Schedules and Exhibits referred to herein shall have the meanings ascribed to such terms in this Agreement; and (s) where a word or phrase is defined herein, each of its grammatical forms shall have a corresponding meaning.
Section 1.24Reserves. Notwithstanding anything to the contrary in this Agreement, neither the Ceding Company nor any of its Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of the Ceding Company or any of its Affiliates, for any purpose of this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to (a) the adequacy or sufficiency of the reserves of the Ceding Company, (b) the future profitability of the Business or (c) the effect of the adequacy or sufficiency of the reserves of the Ceding Company on any “line item” or asset, liability or equity amount on any financial or other document.
Section 1.25Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail or other means of electronic transmission utilizing reasonable image scan technology (including pdf, DocuSign or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be as effective as delivery of a manually executed counterpart of this Agreement
Section 1.26Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 1.27Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY
By    /s/ Robin M. Raju
Name: Robin M. Raju
Title: Chief Financial Officer
FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
By    /s/ Manu Sareen
Name: Manu Sareen
Title: President